EXHIBIT 1
                                                                       ---------



                                 [LOGO OMITTED]


                                WESTERN OIL SANDS



                             ANNUAL INFORMATION FORM





                                 April 27, 2004

                                TABLE OF CONTENTS

                                                                            PAGE

INTRODUCTORY INFORMATION.......................................................i
FORWARD LOOKING INFORMATION....................................................i
CORPORATE STRUCTURE............................................................1
GENERAL DEVELOPMENT OF THE BUSINESS............................................1
         Financing Activities..................................................2
         Operating Activities..................................................3
NARRATIVE DESCRIPTION OF THE BUSINESS..........................................4
         Project Overview......................................................4
         Resource Base.........................................................5
         Third Party Facilities................................................5
         Marketing and Sales...................................................6
         Regulatory Approvals..................................................6
         Insurance.............................................................6
         Proposed Expansions and Pre-Feasibility Study Agreement...............7
         Reserves Data.........................................................8
         Other Oil and Gas Information........................................12
         Land Tenure..........................................................14
         Royalties............................................................14
         Environmental Considerations.........................................14
         Joint Venture Agreement..............................................15
SELECTED CONSOLIDATED FINANCIAL INFORMATION...................................17
DIVIDEND POLICY...............................................................18
DESCRIPTION OF SHARE CAPITAL..................................................18
MANAGEMENT DISCUSSION AND ANALYSIS............................................19
MARKET FOR SECURITIES.........................................................19
DIRECTORS AND OFFICERS........................................................20
AUDIT COMMITTEE...............................................................22
RISKS AND UNCERTAINTIES.......................................................25
TRANSFER AGENTS AND REGISTRAR.................................................34
INTEREST OF EXPERTS...........................................................34
ADDITIONAL INFORMATION........................................................34
GLOSSARY......................................................................35
APPENDIX A - REPORT ON RESERVES DATA BY INDEPENDENT QUALIFIED
             RESERVES EVALUATOR
APPENDIX B - REPORT OF MANAGEMENT ON RESERVES DATA AND OTHER INFORMATION

                            INTRODUCTORY INFORMATION

References in this Annual Information Form to Western Oil Sands Inc. ("Western" or the "Corporation") includes Western and its wholly-owned subsidiaries, 852006 Alberta Ltd., Western Oil Sands Finance Inc., Western Oil Sands USA Inc. and Western Oil Sands L.P., unless the context otherwise requires. INITIALLY CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED HAVE THE MEANINGS ASCRIBED THERETO IN THE GLOSSARY.

Unless otherwise indicated, all financial information included and incorporated by reference in this Annual Information Form is determined using Canadian generally accepted accounting principles ("Canadian GAAP"), which differs from generally accepted accounting principles in the United States ("U.S. GAAP"). The notes to Western's audited consolidated financial statements contain a discussion of the principal differences between Western's financial results calculated under Canadian GAAP and under U.S. GAAP.

UNLESS OTHERWISE SPECIFIED, ALL DOLLAR AMOUNTS ARE EXPRESSED IN CANADIAN DOLLARS, ALL REFERENCES TO "DOLLARS" OR "$"ARE TO CANADIAN DOLLARS AND ALL REFERENCES TO "US$" ARE TO UNITED STATES DOLLARS.


                           FORWARD LOOKING INFORMATION

This Annual Information Form contains certain forward-looking statements relating but not limited to Western's operations, anticipated financial performance, business prospects and strategies. Forward-looking information typically contains statements with words such as "anticipate", "estimate", "expect", "potential", "could" or similar words suggesting future outcomes. Readers are cautioned to not place undue reliance on forward-looking information because it is possible that predictions, forecasts, projections and other forms of forward-looking information will not be achieved by Western. By its nature, forward-looking information involves numerous assumptions, inherent risks and uncertainties. A change in any one of these factors could cause actual events or results to differ materially from those projected in the forward-looking information. These factors include, but are not limited to, the following: market conditions, law or government policy, operating conditions and costs, project schedules, operating performance, demand for oil, gas and related products, price and exchange rate fluctuations, commercial negotiations or other technical and economic factors. For additional information relating to risk factors please refer to "Risks and Uncertainties".

                             WESTERN OIL SANDS INC.

                             ANNUAL INFORMATION FORM

                               CORPORATE STRUCTURE

Western Oil Sands Inc. was incorporated under the BUSINESS CORPORATIONS ACT (Alberta) on June 18, 1999. The Corporation amended its articles on July 27, 1999, October 6, 1999, November 30, 1999, December 22, 1999, December 8, 2000,
March 14, 2001 and May 21, 2002 to change its name to Western Oil Sands Inc., remove its private company restrictions, to amend its share capital to create a class of Non-voting Convertible Equity Shares, to designate a series of Class D Preferred Shares and to fix the rights, privileges, restrictions and conditions attaching to such series and to increase the maximum number of directors permitted.

Western has three wholly-owned subsidiaries; 852006 Alberta Ltd. (which together with Western holds a 20% undivided interest in the Project), Western Oil Sands Finance Inc. and Western Oil Sands USA Inc., as shown below:


                    [GRAPHIC OMITTED - ORGANIZATIONAL CHART]


                             ______________________
                          / |                     |  ----- \
                 100%    /  |       Western       |         \    100%
                        /   |       (Alberta)     | \ 100%   \
                       /    |_____________________|  \        \
_____________________ /                           |   \        \    _______________________
|852006 Alberta Ltd. |                  General   |    \        \   | Western Oil Sands   |
|   (Alberta)        |                  Partner   |     \        \  |       USA Inc.      |
|                    |\                           |      \        \ |      (Delaware)     |
|____________________| \             1% Limited   |       \         |     (inactive)      |
                        \      Partnership Units  |        \        |_____________________|
                         \                        |         \
    99% Limited           \                       |      ________________________
 Partnership Units         \                      |      |  Western Oil Sands   |
                            _________________________    |      Finance Inc.    |
                           |  Western Oil Sands L.P. |   |      (Alberta)       |
                           |        (Alberta)        |   |______________________|
                           |_________________________|
                                         |
                           20%           |
                                       /  \
                                      /    \
                                     /      \
                                    /Project \
                                   /          \
                                  /____________\

Western's head office is located at 2400 Ernst & Young Tower, 440 - Second Avenue S.W., Calgary, Alberta T2P 5E9 and its registered office is located at Suite 3700, 400 Third Avenue S.W., Calgary, Alberta T2P 4H2.

                       GENERAL DEVELOPMENT OF THE BUSINESS

Western is a Canadian oil sands corporation that holds a 20 percent undivided ownership interest in a multibillion dollar Joint Venture that is exploiting the recoverable bitumen reserves and resources found in certain oil sands deposits located in the Athabasca region of Alberta. Shell and ChevronTexaco hold the remaining 60 percent and 20 percent undivided ownership interest in the Joint Venture, respectively. The Project, which includes facilities owned by the Joint Venture and third parties, uses established processes to mine oil sands deposits, extract and upgrade the bitumen into synthetic crude oil and vacuum gas oil, or VGO. Western is also actively pursuing other oil sands and related business opportunities.

FINANCING ACTIVITIES

During the construction phase of the Project, Western was involved in a series of financings, including those described below, to fund Western's 20 percent share of the capital costs of the Project and related expenses and to provide for working capital following start-up of operations. Western's share of Project construction costs (excluding costs of repair due to the fire described below) were $1.14 billion.

On March 14, 2001, the Corporation completed a private placement for the issuance of Class D Preferred Shares, Series A at a price of $18.00 per share for gross proceeds of $12 million. The Corporation also entered into a $90 million bridge facility with a Canadian chartered bank. The $90 million bridge facility was secured by an undertaking by Western to raise funds from other sources including future bond offerings and/or equity offerings. This facility was subsequently repaid and cancelled on October 25, 2001.

On April 27, 2001, the Corporation completed a private placement of Common Shares issued on a flow-through basis at a price of $16.00 per share, for gross proceeds of $10 million.

In June 2001, the Corporation entered into an additional $30 million bridge facility with a Canadian chartered bank, that was also secured by an undertaking by Western to raise funds from other sources including future bond offerings and/or equity offerings and was subsequently repaid and cancelled on October 25, 2001. Also in June 2001, the Corporation commenced drawdowns under its $535 million Senior Credit Facility to meet its ongoing commitments to the construction of the Project.

In July 2001, the Corporation completed a further private placement to certain of its existing shareholders of Non-voting Convertible Equity Shares at $13.00 and $14.00 per share, together with Non-voting Convertible Equity Shares issued on a flow-through basis at $15.60 per share, for aggregate gross proceeds of $57.9 million. At this time, certain shareholders also undertook to subscribe for additional Non-voting Convertible Equity Shares on a flow-through basis at $15.60 per share, which were subsequently subscribed for and issued in November 2001, for gross proceeds of $11.3 million. In conjunction with these offerings 2,589,641 Call Obligations were issued to certain subscribers, whereby each Call Obligation was exercisable into one Non-voting Convertible Equity Share and one Warrant to purchase a Non-voting Convertible Equity Share upon the payment of $13.00 per Call Obligation. These Call Obligations expired March 31, 2003.

On October 25, 2001, the Corporation completed a rights offering to existing shareholders, of Common Shares at a price of $14.00 per share for gross proceeds of $47.4 million. On October 25, 2001, Western established a new $88 million two-year bridge note purchase facility ("Bridge Facility") with a Canadian chartered bank. The notes issuable pursuant to draws under the Bridge Facility were convertible, at maturity at Western's option and in the event of a default at the option of the bank, into Common Shares at 95% of the then current market price. This Bridge Facility was repaid in full and cancelled on October 23, 2003.

In November 2001, the Corporation completed a private placement of Non-voting Convertible Equity Shares issued on a flow-through basis at $17.30 per share for gross proceeds of $2.6 million.

On April 23, 2002, the Corporation completed a private placement offering of US$450 million senior secured Notes. The Notes bear interest at 8.375% per annum, payable on May 1 and November 1 of each year, beginning on November 1, 2002 and mature on May 1, 2012. Of the net proceeds from this offering, $508 million was used to repay the Senior Credit Facility and all amounts owed to Shell. The $535 million Senior Credit Facility was cancelled in conjunction with its repayment.

Concurrent with the completion of the offering of Notes, the Corporation entered into a senior credit facility with a syndicate of banks in the aggregate amount of $100 million comprised of a revolving $75 million debt service/completion facility to be used primarily to finance interest payable on the Notes with the surplus to be available to fund Project construction costs and a revolving $25 million facility for working capital purposes and for letter of credit requirements.

On November 19, 2002, the Corporation entered into a $50 million credit facility (the "Working Capital Facility") with a syndicate of Canadian chartered banks to fund the Corporation's working capital requirements. The Working Capital Facility was amended on January 30, 2003 to increase the maximum amount of such facility to $75 million and to add an additional Canadian chartered bank to the syndicate of lenders. This was further amended on May 1, 2003 to increase the maximum amount of such facility to $110 million.

On February 7, 2003 the Corporation completed a public offering of Common Shares at $24.50 per share for gross proceeds of $50.225 million.

On October 16, 2003, the Corporation entered into a $240 million credit facility (the "Revolving Credit Facility") with a syndicate of Canadian chartered banks. This facility replaced the Working Capital Facility and the proceeds were used to repay amounts outstanding under the Bridge Facility, the Working Capital Facility and to provide for working capital during operations.

On April 8, 2004, the Corporation completed a public offering of Common Shares at $34.00 per share for gross proceeds of $68 million.

OPERATING ACTIVITIES

The Project achieved a major milestone on December 29, 2002 with first bitumen production at the Mine. Deliveries of diluted bitumen into the Corridor pipeline system for delivery to the Upgrader located at Scotford, Alberta commenced before the end of 2002. At the Upgrader, the primary distillation units were successfully tested during the fourth quarter of 2002 and commissioning and testing of the synthetic crude units was well underway at the end of 2002.

On January 6, 2003, a fire occurred in the froth cleaning circuit at the Mine resulting in limited damage, primarily to electrical cables, instrumentation and insulation in the solvent recovery area of the froth treatment plant. However, severe weather conditions caused broader freeze damage and impeded progress in making repairs. Repairs were completed in an expedited manner. Start-up recommenced on April 4, and the Project achieved fully integrated operations between the Mine and the Scotford Upgrader on April 19.

On June 1, 2003, Western commenced commercial operations as all aspects of the facilities became fully operational and the Project achieved 50 percent of the stated design capacity of 155,000 barrels per day. Since the commencement of commercial production, ramp-up continued uninterrupted the year, with production increases each quarter. The Upgrader, which is among the largest of its type in the world, has operated for periods at and above design capacity. Mining operations and extraction, by their very nature, encounter many variables. These variables were addressed and the Mine achieved a ramp up approaching design levels by year-end, averaging 138,000 barrels per day in December, resulting in an average 118,000 barrels per day in 2003. Issues such as ore variability, equipment reliability and robustness, flow velocities, wear and indication and control have all been addressed and are being resolved in order of priority. By year-end, nine months after start-up, the Project was operating at 89 percent of design capacity.

                      NARRATIVE DESCRIPTION OF THE BUSINESS

Western is a Canadian oil sands corporation that holds a 20 percent undivided ownership interest in a multibillion dollar Joint Venture to exploit the recoverable bitumen resources found in certain oil sands deposits located on the western portion of Lease 13. Lease 13 is located in northern Alberta approximately 70 km north of Fort McMurray, Alberta, abutting the Athabasca River and the integrated Upgrader is situated near Shell's existing refinery near Fort Saskatchewan, Alberta. Shell and ChevronTexaco hold the remaining 60 percent and 20 percent undivided ownership interest in the Joint Venture, respectively. The Project, which includes facilities owned by the Joint Venture and third parties, uses established processes to mine oil sands deposits, extract and upgrade the bitumen into synthetic crude oil and vacuum gas oil, or VGO. Western is also actively pursuing other oil sands and related business opportunities.

Construction of the Mine and Upgrader was completed in December 2002, at a total capital cost of $5.7 billion ($1.14 billion to Western's account). Production of bitumen commenced at the Mine in January 2003, reaching commercial levels in June 2003. Ramp up of production at the Project has continued, with production during the fourth quarter of 2003 averaging approximately 138,000 barrels per day (89 percent of design capacity). The focus of the Project during 2004 is the continuous improvement in production to the design capacity of 155,000 barrels per day.

Western provides certain management services including the full and part time services of certain of its employees to Albian. As at December 31, 2003, Western had 27 employees. Since completion of construction in December 2002, Western's main role is to provide operating expertise for the Mine.

PROJECT OVERVIEW

The Project is designed to produce high quality bitumen by surface mining certain Athabasca oil sands deposits and upgrading the extracted bitumen into custom blended petroleum products for sale to conventional refineries where it is used to produce petroleum products. Approximately 275,000 tonnes per day of ore, in addition to approximately 155,000 tonnes per day of overburden, low grade (waste) oil sand and extraction plant rejects can be mined from the Mine. Approximately 155,000 bbls per day of bitumen is extracted from this ore in the Extraction Plant and with the addition of non-bitumen feedstocks approximately 190,000 bbls per day of refinery feedstocks and synthetic crude oil blends can be produced by the Upgrader.

The Project is an integrated oil sands development pursuant to which:

o Oil sands deposits are mined using open pit techniques at the Mine located on the western portion of Lease 13, which is a truck and shovel mine operation.

o Raw bitumen is extracted from the oil sands through processes powered by electrical and thermal energy at the Extraction Plant that is located on the western portion of Lease 13. The extraction process consists of primary extraction and froth treatment stages.

o Once extracted, the raw bitumen feedstock is transported from the Mine through a dual pipeline system to the Scotford Upgrader located near Fort Saskatchewan, Alberta where it is upgraded into refinery feedstocks.

o Upgrading is the final stage of the production process. The bitumen feedstock is distilled to recover diluent, then undergoes a hydro-conversion process with integrated hydro-treating to generate suitable product streams.

o After the bitumen has been upgraded, it is sold as refinery feedstock to North American refineries and to the Scotford Refinery, which is adjacent to the Scotford Upgrader, for further processing. A dual pipeline system connects the Scotford Upgrader to certain third party pipelines in Edmonton, Alberta.

RESOURCE BASE

Lease 13 lies within the mineable oil sands area of the Athabasca deposits. The 49,872 acres of Lease 13 are estimated by Western to contain 4.9 billion bbls of in-place mineable bitumen resources at an average grade of 11.6% bitumen and a strip ratio of less than 1.5:1. NorWest has verified these estimates in the NorWest Report.

The Mine covers a 121 square kilometre portion of the western portion of Lease
13. According to GLJ, the western portion of Lease 13 contains approximately 1.1 billion bbls of proved and 0.5 billion bbls of probable reserves and is sufficient for approximately 25 years of non-declining bitumen production at 155,000 bbls/d. This has been verified by Norwest in the NorWest Report based on consideration of the geology of the mine plan area, integrity of the exploration data base, the model used to represent the geology of the mine plan area and the model used to estimate ore characteristics. NorWest also considered specific geology-related risks.

The current mine reserve is one of the five potentially mineable ore deposits that have been identified on Lease 13 and Shell's Other Athabasca Leases. Western is entitled to participate in future expansions on Lease 13 and to participate in the other oil sands opportunities with Shell and ChevronTexaco in respect of Shell's Other Athabasca Leases, and within a defined area of mutual interest. The following table outlines the Joint Venture's proved and probable reserves on the western portion of Lease 13, as estimated by GLJ, and the resources available for future expansion opportunities on the remainder of Lease 13 and Leases 88 and 89, as verified by NorWest:

                                                                      WESTERN'S
                                                           TOTAL          SHARE
                                                         (MMbbls)       (MMbbls)

JOINT VENTURE
  Reserves on western portion of Lease 13...........       1,556            311
                                                           =====            ===
FUTURE OPPORTUNITIES
  Resources on remainder of Lease 13................       3,200            640
  Resources on Leases 88 and 89.....................       3,900            780
                                                           -----            ---
                                                           7,100          1,420
                                                           =====          =====

THIRD PARTY FACILITIES

The Owners have entered into various contracts with certain third parties to construct, own and operate certain additional facilities required by the Project. Terasen Pipelines (Corridor) Inc. ("Terasen"), a subsidiary of BC Gas Inc., constructed and owns the dual pipeline systems that connect the Mine to the Scotford Upgrader and the Scotford Upgrader to certain third party pipelines. Terasen operates this system directly. The Owners are severally responsible for the costs of transportation on the pipeline systems, which is on a take or pay basis.

ATCO built, owns and operates the cogeneration facility located on Lease 13 which provides power and steam for the Mine and Extraction Plant. ATCO also owns and operates the cogeneration facility constructed to provide electrical power to the Upgrader. The Owners are obligated to purchase power from ATCO under long-term contracts. ATCO has the ability to sell any excess power generated by the cogeneration facilities to the commercial power market.

MARKETING AND SALES

Shell Canada Products Limited takes delivery of vacuum gas oil at the Scotford Refinery, representing approximately one-third of the total Upgrader production, pursuant to a long-term sales arrangement. Western sells approximately 12,000 bbls per day of vacuum gas oil to Shell Canada Products Limited under this arrangement representing its 20% share of such total sales. The remaining production from the Upgrader and any third party feedstocks currently form the basis of two streams of synthetic crude oil (one heavy and one light), and are anticipated to form a single stream blend, totalling approximately 130,000 bbls per day (26,000 bbls per day to Western). This production is taken in kind and marketed by each Owner to numerous refineries throughout North America. The Scotford Upgrader is located at the hub of the western Canadian refining industry near Edmonton, Alberta, providing the Owners with access to a number of pipeline systems, to which the Corridor pipeline system is connected. Provisions for pipeline deliveries have been established through most major crude oil trunkline systems. As a result, Western was able to sell all of its production volumes into the traditional North American markets.

Market acceptance of Western's two streams of synthetic crude oil has been high, with these products consistently meeting or exceeding customer expectations. While Western's upgrading provides synthetic crude oil with superior qualities for processing, Western's products also lend themselves to blending and customizing and this flexibility may lead to significant improvements in refinery efficiencies for Western's customers. A dedicated pipeline to the Edmonton terminals has ensured the integrity of Western's product and in order to maintain this quality, Western's products are shipped in segregated streams.

REGULATORY APPROVALS

The Project has all of the material regulatory approvals and permits that it requires for the operation of the Project.

INSURANCE

The Owners obtained insurance to protect against certain risks of loss during the construction of the Mine, Extraction Plant and the Upgrader. The insurance is typical for a project of the nature of the Project.

In addition, Western obtained, for its own account, a $200 million insurance policy which, throughout the period March 2000 through April 2004, covers certain costs, expenses and losses of revenue including: (i) costs and expenses or loss of revenues arising from a delay in achieving the guaranteed production levels as set out in the feasibility study; (ii) costs and expenses incurred in connection with the modification, repair or replacement of equipment or material, which are directly related to achieving the guaranteed production levels; (iii) escalation in Project costs beyond the budgeted Project costs, which are directly related to achieving the guaranteed production levels; and
(iv) debt service costs related to obligations incurred to finance any of (i),
(ii) or (iii).

Arbitration proceedings under the terms of Western's cost overrun and project delay insurance policy have been initiated to resolve the disputes with insurers surrounding the claims for payment pursuant to this policy. Western has filed insurance claims for the full limit of the policy, being $200 million, and will also be seeking interest and punitive and aggravated damages. The arbitration panel has now been constituted and Western anticipates that proceedings will commence shortly. The arbitration involves a number of insurers. Certain insurers have notified Western that they intend to commence distinct arbitration proceedings on coverage or jurisdiction issues which they believe are unique to them. Western will seek to consolidate these into a single arbitration proceeding.

In order to preserve Western's rights with regard to the cost overrun and project delay insurance claim, Western has also filed, but not served, a Statement of Claim in the Court of Queen's Bench of Alberta which includes claims for aggravated and punitive damages totaling $650 million.

In addition, insurers involved in the dispute with Western have withheld insurance proceeds payable to Western for damages related to the January 2003 fire and related freezing damage. With the exception of these amounts withheld, these claims have now been resolved. Shell continues to pursue claims on behalf of the Joint Venture for lost profits resulting from production delays caused by the fire. To date, Western has received $14.3 million from insurers in respect of claims relating to the fire and freeze damage.

Western's current insurance is designed to protect its ownership interest against losses or damage to the Mine, Extraction Plant and Upgrader, to preserve its operating income and to protect against its risk of loss to third parties. Western also obtained U.S. $500 million of property and business interruption insurance and U.S. $100 million of general liability insurance.

PROPOSED EXPANSIONS AND PRE-FEASIBILITY STUDY AGREEMENT

Western intends to expand its production basis through the development of certain long-term development opportunities relating to the resources contained within Lease 13 and on Shell's Other Athabasca Leases. These opportunities include:

         o optimization and expansion of the western portion of Lease 13 and development of Lease 90, which is one of Shell's Other Athabasca Leases, to increase total bitumen production from the current design of 155,000 bbls/d to 225,000 bbls/d. This development would likely be complete before 2010;

         o development of a new mine and extraction facility, known as the Jackpine Mine, Phase One, to be located on the eastern portion of Lease 13 with a capacity of 200,000 bbls/d of bitumen production. The development of this new mine is covered by recent regulatory approvals from the provincial and federal governments; and

         o development of additional resources located on Leases 88 and 89, known as the Jackpine Mine, Phase Two, with a capacity of approximately 100,000 bbls/d of bitumen production. This development requires additional regulatory approval.

The Owners are evaluating other debottlenecking and expansion scenarios on an ongoing basis which may alter the volumes and time frames for these opportunities.

Western, Shell and ChevronTexaco entered into a pre-feasibility study agreement in respect of the development of the Jackpine Mine, Phase One. The objective of the agreement is to obtain primary regulatory approvals, licenses, permits and authorizations for the construction of the Jackpine Mine, Phase One mine and extraction plant and may also in certain circumstances incorporate the resources for Leases 88, 89 and/or Lease 90. The interests of the parties to this agreement are the same as in the Joint Venture Agreement; however, the terms of the Joint Venture Agreement do not govern this undertaking. The budgeted cost of these activities to the Owners is approximately $21.6 million, of which Western's share is approximately $4.3 million. This agreement is not an amendment to the Joint Venture Agreement and is not considered a feasibility study or an expansion pursuant to the Joint Venture Agreement, nor will it trigger any rights for notices for proposed expansions under the Joint Venture Agreement. This agreement does not add to nor detract from any of Western's rights under the Joint Venture Agreement. The overall management has been delegated to the Executive Committee of the Joint Venture, which delegates certain matters to the project administrator. Western may withdraw from the agreement at any time, however, Western may be reinstated by paying twice the costs it would have otherwise been required to pay to preserve its rights to participate in a feasibility study and expansion pursuant to the Joint Venture Agreement.

The Owners received conditional approval from the joint review panel of the Alberta Energy and Utilities Board and the federal government for the Jackpine Mine, Phase One development of the eastern portion of Lease 13. The application is subject to certain conditions and must now be approved by the Cabinets of both the provincial and federal governments. Once approvals are received, the Owners will proceed with the project development phase, which includes feasibility studies and continued community dialogue. This expansion project has the potential to add 200,000 bbls/d (40,000 bbls/d net to Western) of bitumen production. A potential expansion to include Phase Two of the Jackpine Mine expansion could contribute further 100,000 bbls/d (20,000 bbls/d net to Western). The timing and details of any expansion will be subject to the outcome of future evaluations of economics, market needs, regulatory requirements and sustainable development considerations.

RESERVES DATA

GLJ prepared the GLJ Report as at March 23, 2004 which evaluated the reserves attributable to Western as of December 31, 2003. The tables below summarize the upgraded bitumen reserves and the value of future net revenue attributable to Western's ownership as evaluated in the GLJ Report.

All evaluations of future revenue are after the deduction of future income tax expenses, unless otherwise noted in the tables, royalties, development costs and production costs, but before consideration of indirect costs such as administrative, overhead and other miscellaneous expenses. The estimated future net revenue contained in the following tables do not necessarily represent the fair market value of the Corporation's reserves. There is no assurance that the forecast price and cost assumptions contained in the GLJ Report will be attained and variances could be material. Other assumptions and qualifications relating to costs and other matters are included in the GLJ Report. The recovery and reserves estimates attributable to Western's ownership in the Project are estimates only. Actual reserves may be greater or less than those calculated.

It is noted that the accuracy of any reserve estimate, especially when based on volumetric analysis, is a function of the quality of available data and of engineering interpretation and judgment. While reserve estimates presented herein are considered reasonable, performance subsequent to the date of the estimate may justify their revision, either upward or downward. The GLJ Report presents net revenue projections prepared for the reserves attributable to the ownership interest of Western along with a discussion of the evaluation.

                   SUMMARY OF RESERVES AS AT DECEMBER 31, 2003

                                      CONSTANT PRICES AND COSTS           FORECAST PRICES AND COSTS
                                      -------------------------          ---------------------------
                                           UPGRADED BITUMEN                   UPGRADED BITUMEN
                                      -------------------------          ---------------------------
                                       GROSS(1)         NET(1)            GROSS(1)            NET(1)
                                       (MMbbl)         (MMbbl)            (MMbbl)            (MMbbl)
                                      --------        ---------          --------           --------
Proved Developed Producing              214               195               214               196
                                      --------        ---------          --------           --------
Total Proved                            214               195               214               196
Total Probable                           97                82                97                83
                                      --------        ---------          --------           --------
Total Proved Plus Probable              311               277               311               279
                                      ========        =========          ========           ========

                    NET PRESENT VALUES OF FUTURE NET REVENUE
                       BASED ON CONSTANT PRICES AND COSTS

                                         BEFORE DEDUCTING INCOMES TAXES            AFTER DEDUCTING INCOME TAXES
                                    -----------------------------------------  --------------------------------------
                                      UNDISCOUNTED         DISCOUNTED AT 10%       UNDISCOUNTED       DISCOUNTED AT 10%
                                          (MM$)                 (MM$)                (MM$)               (MM$)
                                    -------------------  --------------------  -------------------  -----------------
Proved Developed Producing                3,469                 1,626                2,795               1,429
                                    -------------------  --------------------  -------------------  -----------------
Total Proved                              3,469                 1,626                2,795               1,429
                                    -------------------  --------------------  -------------------  -----------------
Total Probable                            1,825                   429                1,198                 295
                                    -------------------  --------------------  -------------------  -----------------
Total Proved Plus Probable                5,294                 2,055                3,993               1,724
                                    ===================  ====================  ===================  =================


The following tables present the estimated future net revenue attributable to Western, as set forth in the GLJ Report:

                     TOTAL FUTURE NET REVENUE (UNDISCOUNTED)
                       BASED ON CONSTANT PRICES AND COSTS

                                                                                       FUTURE                    FUTURE
                                                                                         NET                      NET
                                                                       ABANDONMENT     REVENUE                   REVENUE
                                                                           AND         BEFORE                    AFTER
                                             OPERATING    DEVELOPMENT  RECLAMATION     INCOME       INCOME       INCOME
                    REVENUE      ROYALTIES     COSTS        COSTS         COSTS        TAXES        TAXES        TAXES
                     (MM$)         (MM$)        (MM$)        (MM$)        (MM$)         (MM$)        (MM$)        (MM$)
                   -----------  -----------  -----------  -----------  ------------  -----------  -----------  -----------
Total Proved          7,756        472         3,499         316            -          3,469          674        2,795
Total Proved         11,261        814         4,673         480            -          5,294        1,301        3,993
Plus Probable


                     FUTURE NET REVENUE BY PRODUCTION GROUP
                       BASED ON CONSTANT PRICES AND COSTS

The future net revenue before income taxes and discounted at 10% per year in respect of the total proved upgraded bitumen reserves attributable to Western's ownership interest in the Project as at December 31, 2003 is $1,626 million, based on constant prices and costs.

                                               NET PRESENT VALUES OF FUTURE NET REVENUE
                                                  BASED ON FORECAST PRICES AND COSTS

                                 BEFORE DEDUCTING INCOME TAXES              AFTER DEDUCTING INCOME TAXES
                                         DISCOUNTED AT                              DISCOUNTED AT
                           ------------------------------------------ ------------------------------------------
                             0%       5%      10%     15%      20%      0%       5%      10%      15%     20%
                           (MM$)    (MM$)    (MM$)   (MM$)    (MM$)    (MM$)   (MM$)    (MM$)    (MM$)   (MM$)
                           -------  ------- -------- -------  ------- -------- -------  ------- -------- -------
Proved Developed
Producing                   2,522    1,696    1,242     971      798    2,172    1,526    1,155      925     772
                           -------  ------- -------- -------  ------- -------- -------  ------- -------- -------
Total Proved                2,522    1,696    1,242     971      798    2,172    1,526    1,155      925     772
Total Probable              1,518      687      363     221      151      996      464      257      166     120
                           -------  ------- -------- -------  ------- -------- -------  ------- -------- -------
Total Proved Plus
Probable                    4,040    2,383    1,605   1,192      949    3,168    1,990    1,412    1,091    892
                           =======  ======= ======== =======  ======= ======== =======  ======= ======== =======


                     TOTAL FUTURE NET REVENUE (UNDISCOUNTED)
                       BASED ON FORECAST PRICES AND COSTS

                                                                                       FUTURE                    FUTURE
                                                                                         NET                      NET
                                                                       ABANDONMENT     REVENUE                   REVENUE
                                                                           AND         BEFORE                    AFTER
                                             OPERATING    DEVELOPMENT  RECLAMATION     INCOME       INCOME       INCOME
                    REVENUE      ROYALTIES     COSTS        COSTS         COSTS        TAXES        TAXES        TAXES
                     (MM$)         (MM$)        (MM$)        (MM$)        (MM$)         (MM$)        (MM$)        (MM$)
                   -----------  -----------  -----------  -----------  ------------  -----------  -----------  -----------
Total Proved          7,201        450         3,866         363            -          2,522         350         2,172
Total Proved Plus
Probable             10,818        841         5,365         572            -          4,040         872         3,168

                     FUTURE NET REVENUE BY PRODUCTION GROUP
                       BASED ON FORECAST PRICES AND COSTS

The future net revenue before income taxes and discounted at 10% per year in respect of the total proved upgraded bitumen reserves attributable to Western's ownership interest in the Project as at December 31, 2003 is $1,242 million based on forecast prices and costs.


            RECONCILIATION OF NET RESERVES BY PRINCIPAL PRODUCT TYPE
                       BASED ON CONSTANT PRICES AND COSTS

Commercial production in respect of Western's share of the Project commenced in June 2003 following the completion of construction and start-up operations. The following table sets forth a reconciliation of the changes in Western's bitumen reserves as at December 31, 2003 against such reserves as at December 31, 2002 based on the constant price and cost assumptions set forth in Note 9 below:

                                                                          UPGRADED BITUMEN
                                                    -----------------------------------------------------------
                                                                                               NET PROVED PLUS
                                                       NET PROVED           NET PROBABLE           PROBABLE
                                                        (MMbbl)               (MMbbl)               (MMbbl)
                                                    ---------------       ---------------     -----------------
At December 31, 2002                                      189                   93                    282
                                                    ---------------       ---------------     -----------------
     Extensions                                             -                    -                      -
     Improved Recovery                                      -                    -                      -
     Technical Revisions                                   (1)                 (14)                   (15)
     Discoveries                                            -                    -                      -
     Acquisitions                                           -                    -                      -
     Dispositions                                           -                    -                      -
     Economic Factors                                      12                    3                     15
     Production                                            (5)                   -                     (5)
                                                    ---------------       ---------------     -----------------
At December 31, 2003                                      195                   82                    277


      RECONCILIATION OF CHANGES IN NET PRESENT VALUES OF FUTURE NET REVENUE
              DISCOUNTED AT 10% BASED ON CONSTANT PRICES AND COSTS

The following table sets forth changes between future net revenue estimates attributable to net proved reserves as at December 31, 2003 against such reserves as at December 31, 2002:

                                                                                                       2003
                                                                                                       (MM$)
                                                                                                   -------------
    Estimated Future Net Revenue at December 31, 2002                                                  2,063
                                                                                                   -------------

      Sales and Transfers of Oil and  Gas Produced, Net of Production Costs and                          (56)
      Royalties
      Net Change in Prices, Production Costs and Royalties Related to Future Production                 (743)
      Development Costs During the Period                                                                 92
      Changes in Estimated Future Development Costs                                                      (56)
      Extensions and Improved Recovery                                                                     -
      Discoveries                                                                                          -
      Acquisitions of Reserves                                                                             -
      Dispositions of Reserves                                                                             -
      Net Change Resulting from Revisions in Quantity Estimates                                           (5)
      Accretion of Discount Pre Tax                                                                      235
      Net Change in Income Taxes                                                                          87
      Other changes, including Hedging                                                                  (188)
                                                                                                   -------------
    Estimated Future Net Revenue at December 31, 2003                                                  1,429
                                                                                                   =============

NOTES:

(1)      Columns may not add due to rounding.

(2) Reserve definitions consistent with National Instrument 51-101 have been used in the GLJ Report, where:

         "Proved" reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.

         "Probable" reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

         "Developed" reserves are those reserves that are expected to be recovered from existing wells and installed facilities or, if facilities have not been installed, that would involve a low expenditure (e.g. when compared to the cost of drilling a well) to put the reserves on production.

         "Developed Producing" reserves are those reserves that are expected to be recovered from completion intervals open at the time of the estimate. These reserves may be currently producing or, if shut-in, they must have previously been on production, and the date of resumption of production must be known with reasonable certainty.

(3) The Project reserves are developed. No reserves have been attributed to the bitumen deposits present in the eastern portion of Lease 13 or Leases 88 and 89 because of the current uncertainty of their development.

(4) Oil volumes correspond to upgraded bitumen on the basis of 1.03 bbls/bbl of undiluted bitumen. Production from the Upgrader will include volumes that are attributable to off-lease feedstock purchases that cannot be booked as Project reserves. In the forecast price case, GLJ estimates the oil pricing to be Edmonton Par less $4.00/bbl in 2004, $3.00/bbl in 2005 and $2.00/bbl thereafter. In the constant price case, GLJ estimates the oil pricing to be Edmonton Par less $4.65/bbl in 2004 and $4.50/bbl thereafter. These pricing forecasts reflect total revenues associated with the output from the Upgrader less the purchase costs associated with feedstock.

(5) Bitumen production has been forecast by GLJ to be 150,000 bbls per day in 2004 in the proved category, with a remaining mine life of 19 years. The 150,000 bbls per day rate and 19 years of operation is consistent with the regulatory applications. In the proved plus probable case, production is forecast to grow from a rate of 155,000 bbls per day in 2004 to an average rate of 170,000 bbls per day by 2006. The reserves recovered in the proved plus probable category reflect a remaining mine life of approximately 25 years. The incremental probable reserves reflect additional ore within the designated pits as well as an improved extraction recovery relative to the proved category.

(6) Operating costs over the Project life will fluctuate, with an average of approximately $15.472/bbl (2004 $) undiluted bitumen forecast in the proved plus probable category. Sustaining capital of approximately $1.55/bbl (2004 $) bitumen is forecast in the proved plus probable category. The evaluation recognizes that a component of operating costs is tied to the price of natural gas; $5.83/MMBTU was used in the above estimate. A range of operating costs are used by GLJ, with higher estimates being used in the proved category and lower estimates used in the proved plus probable category. The probable category includes capital related to debottlenecking activities.

(7) While the production, operating and capital costs were prepared with an understanding as to the feasibility study prepared in connection with the Project, due diligence reports obtained by Western and actual results achieved in 2003, these forecasts reflect GLJ's judgment and interpretations and should not be construed as corresponding to Owner expectation.

(8) Royalties are anticipated to be paid at the Mine boundary using a deemed bitumen revenue. The basis for determining the bitumen price has not been determined. For purposes of this evaluation, GLJ has added $0.50/bbl to GLJ's price for 12 degree heavy oil at Hardisty to reflect historic royalties calculations. The royalties correspond to the generic oil sand royalty regime recently enacted. An initial royalty of 1% on gross revenue is paid until 100% of the Project capital, including a return on capital, has been recovered. The royalty subsequently becomes 25% of net deemed bitumen revenue. The return allowance is set at the monthly federal long-term bond rate, which is forecast to be 4% real. The capital expense base incurred and the Crown royalty base accumulated to December 31, 2003 are estimated at $2,950 million and $210 million, respectively.

(9) The constant price reflects December 31, 2003 prices of $40.81/bbl Edmonton Par oil, $23.31/bbl 12 degree crude at Hardisty, $5.83/MMBTU gas and zero inflation. In the forecast price assumptions, the following GLJ price forecast was used:

                                                                                    HEAVY CRUDE OIL
         PROJECT        EXCHANGE    WTI CRUDE OIL AT    LIGHT, SWEET CRUDE OIL AT      (12 API) AT     ALBERTA PLANT
YEAR    INFLATION         RATE      CUSHING OKLAHOMA    EDMONTON (40 API, 0.3% S)       HARDISTY         SPOT GAS
           (%)         ($US/$CDN)       ($US/BBL)              ($CDN/BBL)              ($CDN/BBL)       ($/MMBTU)
---------------------------------------------------------------------------------------------------------------------
2004       1.5             0.75          34.25                  44.75                    29.00             6.40
2005       1.5             0.75          29.00                  37.75                    25.00             5.30
2006       1.5             0.75          27.00                  35.25                    23.75             4.95
2007       1.5             0.75          25.00                  32.50                    21.00             4.75
2008       1.5             0.75          25.00                  32.50                    21.00             4.75
2009       1.5             0.75          25.00                  32.50                    21.00             4.75
2010       1.5             0.75          25.50                  33.00                    21.50             4.85
2011       1.5             0.75          25.75                  33.50                    22.00             4.95
2012       1.5             0.75          26.25                  34.00                    22.50             5.05
2013       1.5             0.75          26.50                  34.50                    23.00             5.15
2014       1.5             0.75          27.00                  35.00                    23.50             5.20
2015       1.5             0.75        +1.5%/yr                +1.5%/yr                +1.5%/yr          +1.5%/yr

                            FUTURE DEVELOPMENT COSTS

The following table sets forth the future development costs associated with the development of Western's reserves as set forth in the GLJ Report. Development costs will be funded from cashflow from operations.

                                                                                           TOTAL PROVED PLUS
                                                  TOTAL PROVED           TOTAL PROVED           PROBABLE
                                                ESTIMATED USING        ESTIMATED USING      ESTIMATED USING
                                              CONSTANT PRICES AND    FORECAST PRICES AND    FORECAST PRICES
                                                     COSTS                   COSTS              AND COSTS
                                                      (M$)                    (M$)                 (M$)
                                              -------------------    -------------------    ---------------
2004                                                 16,646                 16,646               27,405
2005                                                 16,646                 16,896               28,228
2006                                                 16,646                 17,149               19,450
2007                                                 16,646                 17,406               19,741
2008                                                 16,646                 17,667               20,037
                                              -------------------    -------------------    ---------------
Total for all years undiscounted                    316,274                362,828              571,803
                                              -------------------    -------------------    ---------------
Total for all years discounted at 10%/year          146,039                160,830              216,447
                                              ===================    ===================    ===============


OTHER OIL AND GAS INFORMATION

COSTS INCURRED

The following table sets forth costs incurred by Western in respect of the Project for the year ended December 31, 2003:

          PROPERTY ACQUISITION COSTS                   EXPLORATION COSTS           DEVELOPMENT COSTS
                     (MM$)                                   (MM$)                       (MM$)
   -------------------------------------------         -----------------           -----------------
   PROVED PROPERTIES       UNPROVED PROPERTIES
   -----------------       -------------------
          Nil                      Nil                        1.3                      55.9 (1)


NOTE:

(1) Does not include the costs related to repairing damage from the January 6, 2003 fire at the Mine.

FORWARD CONTRACTS

The Corporation has entered into various commodity pricing agreements designed to mitigate the exposure to the volatility of crude oil prices in U.S. dollars. The agreements are summarized as follows:

                         NOTIONAL VOLUME            HEDGE PERIOD          AVERAGE PRICE RECEIVED
                       ------------------------------------------------------------------------------
WTI Swaps                 20,000 bbls/d              Fiscal 2004                U.S.$27.37
WTI Swaps                 16,000 bbls/d         January to March 2005           U.S.$26.17
WTI Swaps                  7,000 bbls/d         April to December 2005          U.S.$26.87

ABANDONMENT AND RECLAMATION COSTS

Western has abandonment and reclamation liabilities relating to the Mine, Upgrader and related facilities. Western estimates the abandonment liability, net of salvage, for these assets with consideration given to the expected cost to abandon and reclaim the lands and facilities. These estimates are based on prevailing industry conditions, regulatory requirements and past experience. The value is determined by Western first estimating the anticipated timing and amount of net cash outflows using third party costs for future dismantlement and site restoration. These future payments are then present valued using a credit adjusted risk free rate appropriate for Western.

The liability is estimated in the period in which the liability is incurred. These estimates are prepared annually and adjustments are made quarterly for material changes in the amount of the liability or the timing of abandonment. Where material differences are identified, adjustments to the liabilities or accretion expense are made on a prospective basis.

Western's share of the present value of abandonment and reclamation costs that require recognition in its financial statements at December 31, 2003 is $7.1 million. These liabilities relate to Western's 20% working interest in the Project's future dismantlement costs and site restoration costs for the Mine, Upgrader and related facilities. GLJ has not included any abandonment and reclamation costs in the GLJ Report. Western does not anticipate any material expenditures relating to abandonment and reclamation during the next three years as the current mine plan contemplates development over 30 years.

TAX HORIZON

Western is currently not required to pay cash income taxes. The Corporation estimates that cash income taxes will become payable within six to eight years, depending on commodity prices, foreign exchange rates, operating costs, interest rates, future annual taxable income levels, expansions of the Project and other business activities. Changes in these factors from estimates used by Western could result in Western paying income taxes earlier or later than expected.

PRODUCTION ESTIMATES

Western estimates that its production of synthetic crude oil will be between 13 MMbls and 15 MMbls for 2004. Production from the Project accounts for 100% of Western's estimated production in 2004.

PRODUCTION HISTORY

The following table sets forth certain information in respect of production, product prices received, royalties, production costs and netbacks received by the Corporation for each quarter of its most recently completed financial year:

                                                                THREE MONTHS ENDED
                                  -------------------------------------------------------------------------------
                                  MARCH 31, 2003     JUNE 30, 2003 (1)    SEPTEMBER 30, 2003    DECEMBER 31, 2003
                                  --------------     -----------------    ------------------    -----------------
Average    Daily    Production         Nil                 17,138               23,260                26,034
(kbpd)
Average  Net  Prices  Received         Nil                  35.26                34.14                 31.30
($Cdn/bbl)
Royalties ($000s)                      Nil                    138                  513                   500
Operating Expenses ($000s)             Nil                 12,881               44,121                49,823
Feedstocks ($000s)                     Nil                  3,599               25,212                33,626
Netback Received ($Cdn/bbl)            Nil                   5.97                13.43                  9.98

NOTES:

(1) The three months ended June 30, 2003 represent Western's operations from June 1, 2003 only, being the date that commercial operations commenced.

(2) Netback is calculated as revenue less royalties, operating expenses and feedstocks on a per barrel of production basis.


LAND TENURE

Oil produced from oil sands is produced under Crown Oil Sands Leases granted by the Province of Alberta. Such Crown Oil Sands Leases have an initial term of 15 years, and may be continued thereafter under the OIL SANDS TENURE REGULATION (Alberta) to the extent that the lessee has attained the required minimum level of evaluation of the oil sands in the leases or the leases are producing. Lease 13 has been continued under such regulation. The real property related to the pipelines, the Upgrader and the cogeneration facilities fall into two basic categories of ownership: (i) a number of locations, including some pumping/compressor stations, are owned in fee simple; and (ii) the majority of locations are covered by leases, easements, rights-of-way, permits or licenses from landowners or governmental authorities permitting the land to be used in such a manner.

ROYALTIES

An initial royalty of 1% of the gross revenue on the bitumen produced is paid until the Owners have recovered 100% of the capital costs associated with the Mine and Extraction Plant, including a return on capital. Such return is based on the monthly Canadian federal long-term bond rate. Subsequent thereto, the royalty will be the greater of 1% of the gross revenue on the bitumen produced and 25% of net bitumen revenue. Gross revenue is calculated based on the fair market value of the bitumen prior to upgrading. Net revenue is determined by deducting from gross revenue the aggregate of all allowable operating costs, interest expense and amortization of capital costs and any loss carryforwards.

ENVIRONMENTAL CONSIDERATIONS

The key environmental issues and stakeholder concerns to be managed by the Owners in the development of the Mine are similar to those currently being managed by existing oil sands operators and communities and encompass the health of local and regional residents and Project employees, surface disturbance on the terrestrial ecosystem, effects on traditional land use and historical resources, local and regional air quality, water quality, health of the aquatic ecosystem in the Athabasca and Muskeg rivers and cumulative effects on wildlife populations and aquatic resources. The Owners have committed to both site-specific and regional monitoring programs that will track the effects of the Project and the cumulative effects of regional development on environmental components and ecosystems.

The Owners will operate the Project to achieve compliance with applicable statutes, regulations, codes, permit conditions and, to the extent practicable, government guidelines. Where the applicable laws are not clear or do not address all environmental concerns, management will apply appropriate internal standards and guidelines to address such concerns. In addition to complying with legislation and regulations and exercising due diligence, the Owners will strive to continuously improve the overall environmental performance of the operation and products while aspiring for short term and long term commercial success for the Project. Air quality is of particular importance to the Project, and has taken on greater significance with the federal government's ratification of the Kyoto agreement. As part of a Voluntary Climate Change Action Plan, the Joint Venture has substantially reduced emission targets for the Project. As it stands today, the Project is operating with emissions that are approximately 27 per cent lower than the original case that was approved by the Alberta Energy and Utilities Board. This has been achieved through the addition of cogeneration units, the use of waste hydrogen from a neighbouring facility and a variety of process improvements. Western's goal is to further reduce emissions by another 50 per cent by 2010 through a combination of energy efficiency projects. To achieve this goal, the Owners are pursuing a multi-faceted plan, which includes energy efficiency projects, investigation of cleaner technology, the purchase of domestic and international offsets and tree-planting offset programs.

JOINT VENTURE AGREEMENT

The following section describes the general terms of the Joint Venture Agreement and certain other relevant agreements.

GENERAL

The Joint Venture, which commenced December 6, 1999, consists of the following:
(i) the mining of oil sands from the western portion of Lease 13; (ii) extraction of bitumen from such oil sands at the Extraction Plant; (iii) the upgrading of such diluted bitumen in the Upgrader into refinery feedstocks and synthetic crude oil blends; (iv) certain rights of the Corporation and ChevronTexaco to participate in mining operations on the east area of Lease 13 and in Shell's Other Athabasca Leases; (v) an area of mutual interest for expansion of operations of the Joint Venture; (vi) the disposition of the Upgrader products; and (vii) the construction operations relating to the foregoing.
The Joint Venture has been established pursuant to a number of agreements among the Owners and is the subject of other agreements between the Owners and third parties.

JOINT VENTURE AND RELATED AGREEMENTS

The principal agreement, which established the Joint Venture and governs the relationship of the Owners, is the Joint Venture Agreement. This agreement also sets out the manner in which certain of the other Project agreements will be dealt with.

The JVA provides for the formation of the Joint Venture, the manner in which the Joint Venture is administered, the creation and manner in which the Executive Committee, which is the decision making body in respect of most matters, functions, the responsibilities of the project administrator, secondments of Owners' personnel, budgets, costs, technology matters, dispositions, defaults, environmental matters, expansions, Owner's rights vis-a-vis each other, as well as financial, accounting, banking matters, basic design parameters of the Project and other matters. The Joint Venture continues until all abandonment and decommissioning obligations of the Owners have been fulfilled in accordance with applicable laws and all required regulatory approvals have been received, all third party Project agreements have been terminated and all accounts among the Owners in respect of the Project have been settled.

EXECUTIVE COMMITTEE AND PROJECT ADMINISTRATOR

The JVA establishes an Executive Committee that is responsible for most decisions relative to the Joint Venture, other than those which are requirements of the Owners. One of Shell's representatives has been appointed as the first Chairman and each Owner has appointed two representatives to the Executive Committee. Voting at the Executive Committee level is based upon Owners' ownership interests. The Executive Committee also oversees the operations of Albian and Shell as operators of the Mine and Extraction Plant and the Upgrader and related facilities and ensure that each Owner has an ongoing opportunity to provide qualified secondees to the Project.

The project administrator, which initially is Shell, has an administrative function and deals with day to day matters that include making payments under third-party Project agreements and dealing with administrative matters relating to non-performing Owners. The project administrator is responsible for carrying out the directions of the Executive Committee and appointing an individual to act as project integration manager.

WESTERN PERSONNEL

Albian operates the Mine and the Extraction Plant pursuant to an operating agreement. The mining and extraction services agreement dated December 6, 1999 between Western and Albian (the "Mining and Extraction Services Agreement") sets out that Western will provide certain mine and extraction management services including the full and part-time services of certain of its employees and consultants to Albian. Further, Western will identify additional personnel to be employed by Albian beyond the Western personnel who are necessary for the operation of the Mine and the Extraction Plant. Certain Western personnel will be dedicated to the Project until three years after Extraction Plant Start-up while others, whose functions relate solely to construction, are dedicated to the Project through to six months after Extraction Plant Start-up. The Mining and Extraction Services Agreement may be terminated three years after Extraction Plant Start-up. All costs incurred by Western and approved by the Executive Committee in respect of the provision of services by Western pursuant to the Mining and Extraction Services Agreement are reimbursed by Albian.

EXPANSIONS

Should an Owner wish to undertake an expansion of a key component of the Project, the mining of the remaining area of Lease 13 or the construction of a new mine, it must first advise the other Owners and provide a period of time for them to advise as to whether or not they will participate in the feasibility study for the proposed expansion. If an Owner does not originally participate in a feasibility study it may, upon completion of the feasibility study, purchase the right to participate in the feasibility study and the expansion by paying twice the cost of its proportionate share of the feasibility study.

If an expansion is to take place, an Owner must satisfy certain conditions relating to financial capability to undertake the proposed expansion. Expansion on the eastern portion of Lease 13 or in respect of the Upgrader prior to five years after Project Start-up may only be undertaken with the written approval of Shell (provided Shell or an affiliate has an ownership interest in the Upgrader and is an Owner and operator of the Scotford Refinery at the time in respect of expansion to the Upgrader). In order to participate in an expansion in respect of the east area of Lease 13, each Owner would be required to pay to Shell an amount based on the share of the recoverable bitumen reserves to be acquired by such Owner. Owners' interests will be adjusted to reflect expansions. Expansions may only take place by Owners with total ownership interest of a minimum of 40% in the key component of the Project being expanded. If an Owner other than Shell does not participate in an expansion on the east portion of Lease 13 or in Shell's other Athabasca Leases it shall have no further expansion rights.

DISPOSITIONS

Owners may not assign or transfer ownership interests in the Project until three years after Project Start-up unless such dispositions are: (i) a grant of security and the secured party acknowledges it is subject to the Joint Venture Agreement and is subordinate to all liens granted thereunder; (ii) dispositions to affiliates; (iii) to a person meeting certain specified financial requirements; and (iv) certain limited public or private placement offerings of securities. Partial assignments are only permissible if all resulting ownership interests are 10% or greater. The Owners have also granted each other a right of first refusal in respect of proposed dispositions.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected financial information for Western for the periods indicated.

                                                                        YEAR ENDED DECEMBER 31
                                                    ----------------------------------------------------------------
                                                          2003                  2002                   2001
                                                    ------------------    ------------------    --------------------
($ thousands, except per share amounts)

Revenues                                                  281,093                    --                   --

Earnings (Loss) Attributable to Common
Shareholders                                               15,003               (10,286)              (7,015)
Earnings (Loss) Per Share
-     basic                                                  0.30                 (0.21)               (0.17)
-     diluted                                                0.29                 (0.21)               (0.17)

Total Assets                                            1,458,424             1,359,638              854,394
Total Long Term Liabilities                               921,910               827,133              368,306
Total Shareholders' Equity                                469,225               487,497              434,866

Cash Dividends                                                Nil                   Nil                  Nil

                                                                   THREE MONTHS ENDED
                       ---------------------------------------------------------------------------------------------------------
                         MAR 31,       JUNE 30,     SEPT 30,      DEC 31,       MAR 31,      JUNE 30,      SEPT 30,     DEC 31,
                          2003          2003          2003         2003          2002          2002         2002         2002
                       -----------    ----------   -----------   ----------    ----------   -----------   ----------   ---------
($ in
thousands,
except amounts
per share)

Revenues                     --         24,930       122,496       133,667            --           --            --          --

Net earnings             (2,376)         1,276        (1,515)       17,618        (1,755)     (24,681)       (1,821)     17,971
(loss)(1)

Earnings (Loss)
per share
- (basic)                 (0.05)          0.03         (0.03)         0.35         (0.04)       (0.51)        (0.04)       0.38
- (diluted)               (0.05)          0.02         (0.03)         0.35         (0.04)       (0.51)        (0.04)       0.38


NOTES:

(1)      Represents Earnings (loss) Attributable to Common Shareholders.

                                 DIVIDEND POLICY

No dividends have been paid on any shares of Western since the date of its incorporation. The Corporation currently intends to retain its earnings to finance the growth and development of its business and therefore it is not expected that dividends will be paid on the Common Shares or Class D Preferred Shares, Series A in the immediate or foreseeable future. In addition, the note indenture governing the Notes contains restrictions on the Corporation's ability to pay dividends or distributions of any kind.

                          DESCRIPTION OF SHARE CAPITAL

The authorized share capital of the Corporation includes an unlimited number of Common Shares, an unlimited number of Non-voting Convertible Class B Equity Shares ("Non-voting Convertible Equity Shares"), an unlimited number of Class C Preferred Shares ("Class C Shares") and an unlimited number of Class D Preferred Shares, issuable in series ("Class D Shares").

The following is a brief description of the attributes of the Corporation's Common Shares, Non-voting Convertible Equity Shares, Class C Shares and Class D Shares.

COMMON SHARES

The holders of Common Shares are entitled, subject to specified preferences in favour of holders of Class C Shares and Class D Shares, to dividends if, as and when declared by the directors and to one vote per share at meetings of the holders of Common Shares and, upon liquidation, subject to specified preferences in favour of holders of Class C Shares and Class D Shares, to share equally share for share with the Non-voting Convertible Equity Shares in the remaining assets of the Corporation.

NON-VOTING CONVERTIBLE EQUITY SHARES

The holders of Non-voting Convertible Equity Shares are entitled to dividends in parity with the Common Shares if, as and when declared by the directors and, upon liquidation, subject to specified preferences in favour of holders of Class C Shares and Class D Shares, to share equally share for share with the Common Shares in the remaining assets of the Corporation. Holders of Non-voting Convertible Shares are not entitled to receive notice of, attend or vote at any meetings of shareholders unless otherwise entitled pursuant to applicable laws.

Each Non-voting Convertible Equity Share shall entitle the holder to acquire (subject to adjustment), at no additional cost, one Common Share at 4:30 p.m. (Calgary time) (the "Acquisition Expiry Time") on the earlier of: (i) five (5) business days following the date upon which a receipt for a prospectus (the "Qualifying Prospectus") to be filed by Western with respect to the distribution of the Common Shares upon conversion of the Non-voting Convertible Equity Shares has been issued by the last of the securities commissions or similar regulatory authorities in the Province of Alberta and such other provinces of Canada in which the Corporation files such Qualifying Prospectus (based upon the residences of Canadian subscribers); and (ii) 12 months from the date of issuance of the Non-voting Convertible Equity Shares. Non-voting Convertible Equity Shares outstanding at the Acquisition Expiry Time shall be deemed to be converted by the holder, without any further action on the part of the holder, at the Acquisition Expiry Time.

CLASS C SHARES

The Corporation is authorized to make one issuance of Class C Shares. The holders of Class C Shares shall not be entitled to receive notice of, attend or vote at any meetings of the shareholders of the Corporation unless otherwise entitled pursuant to applicable laws but shall be entitled to receive in respect of each calendar year, if, as and when declared by the directors, a non-cumulative preferential dividend in the amount (if any) declared by the directors. No dividends shall be declared or paid in any year on the Common Shares, Non-voting Convertible Equity Shares, Class D Shares or any other shares of the Corporation ranking junior to the Class C Shares from time to time with respect to the payment of dividends, unless all dividends which shall have been declared and which remain unpaid on the Class C Shares then issued and outstanding shall have been paid or provided for at the date of such declaration or payment. Upon liquidation, holders of Class C Shares shall be entitled to payment of an amount (subject to adjustment) equal to the amount or value of the consideration paid for such shares (the "Redemption Amount") in priority to the Common Shares, the Non-voting Convertible Equity Shares, the Class D Shares and any other shares ranking junior to the Class C Shares from time to time. The Class C Shares are redeemable by the Corporation or the holders of Class C for the Redemption Amount.

CLASS D SHARES

The Class D Shares are entitled to receive notice of, attend and vote at any meetings of shareholders and are convertible into Common Shares, prior to redemption, on a one-for-one basis. The Class D Shares are redeemable by the Corporation at a price equal to their issue price plus a cumulative dividend of 12% per annum compounded semi-annually until January 1, 2007, from which date the dividend increases by 3% per quarter to a maximum of 24% per annum.

                       MANAGEMENT DISCUSSION AND ANALYSIS

Reference is made to the section entitled "Management's Discussion and Analysis" of the Corporation's 2003 Annual Report to Shareholders, which section is incorporated herein by reference.

                              MARKET FOR SECURITIES

The Common Shares of the Corporation are listed for trading on the Toronto Stock Exchange under the symbol "WTO". The following table sets for the high, low and closing trading prices and the volume of Common Shares traded on the Toronto Stock Exchange for each monthly of the most recently completed financial year:

         MONTH          HIGH            LOW             CLOSING         VOLUME
--------------------------------------------------------------------------------
January                $26.50          $23.20           $23.85         2,298,925
February               $25.91          $21.95           $25.63         1,941,520
March                  $25.85          $23.00           $23.99         1,240,243
April                  $25.38          $24.00           $24.70         2,855,042
May                    $26.00          $24.15           $25.70         1,538,977
June                   $28.29          $24.50           $27.75         1,781,463
July                   $27.90          $25.75           $26.50         2,004,852
August                 $27.75          $26.02           $27.25         2,773,401
September              $28.32          $26.50           $27.00         1,684,091
October                $28.50          $26.85           $27.01         2,599,433
November               $27.45          $26.00           $27.27         2,514,956
December               $30.00          $26.50           $29.50         2,986,551

                             DIRECTORS AND OFFICERS

The following table lists the names of the directors and officers of Western, their municipalities of residence, positions and offices with Western and principal occupations during the preceding five years:

--------------------------------------------------------------------------------------------------------------------------
  NAME AND MUNICIPALITY    PRESENT POSITION            PRINCIPAL OCCUPATION DURING THE LAST
      OF RESIDENCE            AND OFFICE                            FIVE YEARS                         DIRECTOR SINCE
--------------------------------------------------------------------------------------------------------------------------

DIRECTORS

Glen F. Andrews (2)(4)       Director              Retired businessman. Previously President of         October 1999
Bainbridge Island,                                 BHP Copper North America until June 1999.
Washington                                         Prior thereto, Executive Vice-President and
                                                   General Manager, BHP Copper of the South
                                                   America and Pacific regions from 1996 to
                                                   1998 and North American region in 1998.

Tullio Cedraschi (4)         Director              President and Chief Executive Officer of CN          October 2000
Montreal, Quebec                                   Investment Division, the entity responsible
                                                   for investing the assets of the Canadian
                                                   National Railways Pension Trust Funds.

Geoffrey A. Cumming (2)(3)   Chairman and          Managing Director of Zeus Capital Limited, a         October 1999
Auckland, New Zealand        Director              private New Zealand investment corporation,
                                                   since March 2003. Vice-Chairman of Gardiner
                                                   Group Capital Limited, a private Canadian
                                                   investment corporation, to June 2003 and
                                                   prior to July 2002, Chief Executive Officer
                                                   of Gardiner Group Capital Limited.

Walter W. Grist (4)          Director              Managing Director, Brown Brothers Harriman &         December 1999
New York, New York                                 Co., a private investment management and
                                                   banking partnership which is general partner
                                                   of The 1818 Fund III, L.P.


Oyvind Hushovd (4)           Director              Chairman and Chief Executive Officer of              December 2003
Oakville, Ontario                                  Gabriel Resources Ltd., a mining
                                                   corporation, since March 2003. President and
                                                   Chief Executive Officer of Falconbridge
                                                   Ltd., a mining corporation, from 1996 to
                                                   February 2002.

--------------------------------------------------------------------------------------------------------------------------
  NAME AND MUNICIPALITY    PRESENT POSITION            PRINCIPAL OCCUPATION DURING THE LAST
      OF RESIDENCE            AND OFFICE                            FIVE YEARS                         DIRECTOR SINCE
--------------------------------------------------------------------------------------------------------------------------

John W. Lill (2)             Director              Executive Vice President and Chief December          December 2003
Toronto, Ontario                                   2003 Operating Officer of Dynatec
                                                   Corporation, a mining corporation, since
                                                   November 2003. President and Chief Operating
                                                   Officer (Base Metals) with BHP Billiton, a
                                                   mining corporation, from 2001 to 2003 and
                                                   Chief Operating Officer (Copper) with BHP
                                                   Billiton from 2000 to 2001. From 1998 to
                                                   2001, Vice President of Mining Operations
                                                   for Rio Algom Ltd., a mining corporation.

Brian F. MacNeill (1)(3)     Director              Chairman of Petro-Canada since 2000.                 October 1999
Calgary, Alberta                                   President and Chief Executive Officer of
                                                   Enbridge Inc., an energy transportation,
                                                   distribution and services corporation, from
                                                   1991 to September 1 2000.

Robert G. Puchniak (1)       Director              Executive Vice President and Chief Financial         October 1999
Winnipeg, Manitoba                                 Officer of James Richardson & Sons, Limited
                                                   ("James Richardson") since March 2001. Prior
                                                   thereto, Vice-President, Finance and
                                                   Investment, James Richardson since 1996. Guy
                                                   J. Turcotte President, Chief President of
                                                   Western since January 2002 July 1999
                                                   Calgary, Alberta Executive Officer and Chief
                                                   Executive Officer of Western and Director
                                                   since July 1999; Chairman of Fort Chicago
                                                   Energy Partners, L.P. since September 1997
                                                   and Chief Executive Officer until December
                                                   2002.

Mac H. Van Wielingen         Director              Co-Chairman of ARC Financial December 1999
(1)(3)(6)                                          Corporation ("ARC"), a private investment
Calgary, Alberta                                   management company focused on the energy
                                                   sector, and Chairman of ARC Energy Trust.
                                                   Previously, President of ARC since 1989.


OFFICERS

Charles W. Berard            Corporate Secretary   Partner with Macleod Dixon LLP,                                   --
Calgary, Alberta                                   Barristers & Solicitors.


--------------------------------------------------------------------------------------------------------------------------
  NAME AND MUNICIPALITY    PRESENT POSITION            PRINCIPAL OCCUPATION DURING THE LAST
      OF RESIDENCE            AND OFFICE                            FIVE YEARS                         DIRECTOR SINCE
--------------------------------------------------------------------------------------------------------------------------

David A. Dyck                Vice-President,       Vice-President, Finance and Chief                            --
                                                   Calgary, Alberta Finance and Chief Financial
                                                   Officer of Western since Financial Officer
                                                   April 2000; prior thereto, Senior Vice
                                                   President Finance & Administration and Chief
                                                   Financial Officer of Summit Resources
                                                   Limited ("Summit") since September 1998;
                                                   Vice President Finance and Chief Financial
                                                   Officer of Summit from October 1996 to
                                                   September 1998.

John Frangos                 Executive Vice-       Vice-President and Operating Officer of                      --
Calgary, Alberta             President and Chief   Western since Chief Operating January 2002;
                             Operating Officer     prior thereto Corporate Officer Development,
                                                   Western since October 1999; previously
                                                   Vice-President International Business
                                                   Development of BHP Minerals from April 1996
                                                   to September 1999.

NOTES:

(1)      Member of the Audit Committee.

(2)      Member of the Compensation Committee.

(3)      Member of the Governance Committee.

(4)      Member of the Health, Safety and Environment Committee.

(5)      The Corporation does not have an Executive Committee.

(6) Mr. Van Wielingen was a director of Gauntlet Energy Corporation ("G3auntlet") from September 1999 to December 2003. On June 17, 2003, an order was granted under the Companies Creditors Arrangement Act which provided creditor protection to Gauntlet to develop a financial restructuring plan that was approved by its creditors.

Each director holds office until the next annual meeting of shareholders of the Corporation or until their successors are duly elected or appointed.

As at April 27, 2004, the directors and officers of the Corporation, together with their respective spouses, children or corporations controlled by them own or control, directly or indirectly, an aggregate of 3,866,334 Common Shares and no Class D Preferred Shares, Series A or approximately 7.3% of the issued and outstanding voting securities of the Corporation.

Investors should be aware that some of the directors and officers of the Corporation are directors and officers of other private and public companies. Some of these private and public companies may, from time to time, be involved in business transactions or banking relationships which may create situations in which conflicts might arise. Any such conflicts shall be resolved in accordance with the procedures and requirements of the relevant provisions of the BUSINESS CORPORATIONS ACT (Alberta), including the duty of such directors and officers to act honestly and in good faith with a view to the best interests of the Corporation.

                                 AUDIT COMMITTEE

COMPOSITION AND QUALIFICATIONS

The Audit Committee consists of three outside independent directors: Robert G. Puchniak (Chair), Brian F. MacNeill and Mac H. Van Wielingen, all of whom are financially literate.

In considering criteria for the determination of financial literacy, the Board of Directors looks at the ability to read and understand a balance sheet, an income statement and a cash flow statement of a public company.

The following is a brief description of the education and experience of each of the members of the Audit Committee:

ROBERT G. PUCHNIAK, CHAIRMAN AND INDEPENDENT DIRECTOR

Mr. Puchniak was appointed Executive Vice-President and Chief Financial Officer of James Richardson & Sons, Limited, an investment and holding corporation, in March 2001 and prior thereto was Vice-President, Finance and Investment with James Richardson & Sons, Limited since November 1996. Mr. Puchniak was President and Chief Executive Officer of Tundra Oil and Gas Ltd., a private oil and gas corporation, from January 1989 to April 2003. Mr. Puchniak has also held positions with Gendis Inc. and Richardson Securities Limited. Mr. Puchniak is a director of a number of public and private corporations including James Richardson International Limited, Tundra Oil and Gas Ltd., Opti Canada Inc., Canstar Exploration Limited and Lombard Realty Limited. Past involvements include Director, Moffat Communications Limited, Terraquest Energy Corporation and Richland Petroleum Corporation; Chairman, Manitoba Teachers' Retirement Fund; Chairman, Council of Examiners, Institute of Chartered Financial Analysts; and President, Winnipeg Society of Financial Analysts. Mr. Puchniak holds a Bachelor of Commerce (Honours) degree from the University of Manitoba and was awarded the University Gold Medal for his achievements. He earned a Chartered Financial Analyst designation in 1975.

BRIAN F. MACNEILL, INDEPENDENT DIRECTOR

Mr. MacNeill was President and Chief Executive Officer of Enbridge Inc., an energy, transportation, distribution and services corporation, from 1991 to 2001. Mr. MacNeill is currently Chairman of the Board of Directors of Petro-Canada and Chairman of the Board of Governors of the University of Calgary. Mr. MacNeill is a Director of The Toronto-Dominion Bank, Dofasco Inc., Sears Canada Inc., Telus Corporation, Veritas DGC Inc., Western Oil Sands Inc., West Fraser Timber Co. Ltd. Mr. MacNeill is a member of the Alberta and Ontario Institutes of Chartered Accountants and the Financial Executives Institute. Mr. MacNeill holds a Bachelor of Commerce degree from Montana State University and is a C.P.A. He is a fellow of the Canadian Institute of Chartered Accountants.

MAC H. VAN WIELINGEN, INDEPENDENT DIRECTOR

Mr. Van Wielingen is a founder and currently Co-Chairman of ARC Financial Corporation, an investment management corporation focused on the energy sector in Canada. Mr. Van Wielingen is also a founder and currently Chairman of ARC Energy Trust. He is a past and a current director of numerous private and public energy companies in Canada. He also chairs the Significant Gift Division of the United Way of Calgary and area. Mr. Van Wielingen holds an Honours Business Degree from the University of Western Ontario Business School and has studied post-graduate Economics at Harvard University.

RESPONSIBILITIES AND TERMS OF REFERENCE

The Audit Committee reviews Western's interim unaudited consolidated financial statements, press releases and annual audited consolidated financial statements and certain corporate disclosure documents including the annual information form, management's discussion and analysis, offering documents including all prospectuses and other offering memoranda before they are approved by the Board. The Committee reviews and makes a recommendation to the Board in respect of the appointment of the external auditor and it monitors accounting, financial reporting, control and audit functions. The Audit

Committee meets to discuss and review the audit plans of the external auditors and is directly responsible for overseeing the work of the external auditor with respect to the preparing or issuing of the auditor's report or the performance of other audit, review or attest services including the resolution of disagreements between management and the external auditor regarding financial reporting. The Committee questions the external auditor independently of management and reviews a written statement of its independence based on the criteria found in the recommendations of the Canadian Institute of Chartered Accountants. The Committee must be satisfied that adequate procedures are in place for the review of the Corporation's public disclosure of financial information extracted or derived from its financial statements and it periodically assesses the adequacy of those procedures. In addition, it reviews and reports to the Board on Western's risk management policies and procedures and reviews the internal control procedures to determine their effectiveness and to ensure compliance with Western's policies and avoidance of conflicts of interest. The Committee has established procedures for dealing with complaints or confidential submissions which come to its attention with respect to accounting, internal accounting controls or audit matters.

The Audit Committee is also charged with reviewing the report of the independent qualified reserves evaluator relating to the Corporation's reserves. The Committee meets independently of management with the independent qualified reserves evaluator to review the evaluation report, the corporate summary of the reserves and future net revenues of the oil sands properties and other related matters. In addition, it reviews the Corporation's relationship with the independent consulting firm and makes a recommendation to the Board in respect of the appointment of the independent qualified reserves evaluator.

AUDITOR SERVICE FEES

PricewaterhouseCoopers LLP has served as the auditors of Western since its incorporation. The following table summarizes the total fees paid to PricewaterhouseCoopers LLP for the years ended December 31, 2003 and December 31, 2002:

                                         2003(1)                   2002
                                       ----------               ---------
         Audit fees                      41,900                   35,000
         Audit-related fees              25,000                   27,115
         Tax fees                         5,720                   43,420
         All other fees                      --                       --
--------------------------------------------------------------------------------
         TOTAL                          $72,620                 $105,535
--------------------------------------------------------------------------------


NOTE:

(1)      Paid or estimated to be payable for 2003 services.


Audit fees were paid for professional services rendered by the auditors for the audit of the Corporation's annual financial statements or services provided in connection with statutory and regulatory filings. Audit-related fees were paid for review of quarterly financial statements of Western, attendance at quarterly audit meetings, and for services provided in connection with financings. Tax fees were paid for tax advice and assistance with tax audits, including GST and property tax reviews.

All permissible categories of non-audit services require pre-approval from the Audit Committee.

                             RISKS AND UNCERTAINTIES

The Corporation is exposed to a number of risks and uncertainties relating to its operations.

THE MINE, EXTRACTION PLANT AND UPGRADER MAY NOT PERFORM AS PLANNED.

The Project may encounter delays or additional costs due to many factors, including:

         o        breakdown or failure of equipment or processes;

         o        design errors;

         o        operator errors;

         o        violation of permit requirements;

         o        disruption in the supply of energy; and

         o catastrophic events such as fire, earthquake, storms or explosions.

The Project consists of multiple facilities, all of which must be successfully integrated and co-ordinated. There can be no assurance that each component will operate as designed or expected or that the necessary levels of integration and co-ordination will be achieved. Some of the mining and extraction processes employed in the Project represent new applications of established processes, processes that are larger in scale than other commercial operations, or new processes that are scaled-up from the pilot plant processes used to test the feasibility of the Mine and Extraction Plant. There can be no assurance that all components of the mining and extraction facility will continue to perform as expected or that the costs to operate this facility will not be significantly higher than expected.

There can be no assurance that the Upgrader will have the same level of success in upgrading bitumen and purchased feedstocks into products with the desired specifications. Costs to operate the Upgrader may be significantly higher than expected.

THIRD-PARTY FACILITIES MAY NOT OPERATE AS PLANNED.

The Project depends upon successful operation of facilities owned and operated by third parties. The Owners are party to certain agreements with third parties to provide for, among other things, the following services and utilities:

         o pipeline transportation to be provided through the Corridor pipeline system;

         o electricity and steam to be provided to the Mine and the Extraction Plant from the Muskeg River cogeneration facility;

         o transportation of natural gas to the Muskeg River cogeneration facility by the ATCO pipeline;

         o hydrogen to be provided to the upgrader from the hydrogen manufacturing unit and Dow; and

         o electricity and steam to be provided to the Upgrader from the Upgrader cogeneration facility.

For the Mine and Extraction Plant, electricity and steam is provided by the Muskeg River cogeneration facility. If the Muskeg River cogeneration facility fails to operate in the manner designed, there can be no assurance that the Owners will be able to obtain alternative sources of electricity on a timely basis, at prices acceptable to Western, or at all. If the cogeneration facility does not provide the required steam, it is unlikely that other sources of steam could be acquired on a timely basis, at prices acceptable to Western, or at all.

For the Upgrader, the electricity and steam is provided by the Upgrader cogeneration facility. There can be no assurance that in the event the Upgrader cogeneration facility fails to operate in the manner designed, the Owners will be able to secure alternative sources of electricity and steam on a timely basis, at prices acceptable to Western, or at all.

The HMU is designed to produce approximately 75% of the Upgrader's hydrogen requirements, with the remainder to be provided by Dow. If the HMU unit fails to perform as designed or Dow fails to deliver pursuant to its contract, respectively, there can be no assurance that the Project will be able to obtain its hydrogen requirements on a timely basis, at prices acceptable to Western, or at all.

The Project relies on transportation of bitumen and upgrader output from a pipeline system owned and operated by Terasen. If the Corridor pipeline system is unavailable for any reason, Western will have to find alternatives to the Corridor pipeline system which may not be available on a timely basis, at prices acceptable to Western, or at all.

Under the terms of certain third-party agreements, the Owners are committed to pay for utilities and services on a long-term "take-or-pay" basis, regardless of the extent that such utilities and services are actually used. In addition, under the terms of the agreement with Terasen, Western must make scheduled payments to them even if the Corridor pipeline system has diminished capacity or is unavailable. If, due to Project delays, suspensions, shut-downs or other reasons, the Owners fail to meet their commitments under these long-term agreements, the Owners may incur substantial costs and may, in some circumstances, be obligated to purchase the facilities constructed by the third parties to provide the services and utilities for a purchase price in excess of the fair market value of the facilities. There can be no assurance that Western will have sufficient funds to satisfy these obligations.

Most of the contracts with third-party operators do not contain provisions for the payment of liquidated damages. Accordingly, if certain of the third-party facilities do not operate as planned, Western will not have a direct financial claim against the third-party operators.


PRODUCTION DURING RAMP-UP MAY NOT MEET THE PLANNED SCHEDULE OR BUDGET.

There is a risk that production from the Project may not increase as quickly as planned, or at the costs anticipated. Many factors in addition to the risks described above under "Risk Factors - The Mine, Extraction Plant and Upgrader may not perform as planned" could impact the pace of Project Start-Up and economic efficiency of production including:

         o the operation of any part of the Project (Mine, Extraction Plant, Upgrader or third-party facilities) falling below expected levels of performance, output or efficiency; and


         o unanticipated or unplanned shutdowns or curtailments of any component of the Project.


THE PRICE OF CRUDE OIL AND NATURAL GAS MAY FLUCTUATE AND NEGATIVELY IMPACT FINANCIAL RESULTS.

Western's financial results are dependent upon the prevailing price of crude oil and natural gas. Oil and natural gas prices fluctuate significantly in response to supply and demand factors beyond Western's control. Political developments, especially in the Middle East, can affect world oil supply and oil prices. As a result of the relatively higher operating costs of the Project compared to some conventional crude oil production operations, Western's operating margin is more sensitive to oil prices than that of some conventional crude oil producers.

Any prolonged period of low oil prices could result in a decision by the Owners to suspend or reduce production. Any such suspension or reduction of production would result in a corresponding substantial decrease in Western's revenues and earnings and could expose Western to significant additional expense as a result of certain long-term contracts. If the Owners did not decide to suspend or reduce production, the sale of our product at reduced prices would lower our revenues.

In addition, because natural gas comprises a substantial part of Western's operating costs, any prolonged period of high natural gas prices will negatively impact Western's financial results.


WESTERN MAY EXPERIENCE PRICING PRESSURE ON ITS SHARE OF THE PROJECT'S SYNTHETIC CRUDE OIL PRODUCTION DUE TO OVERSUPPLY AND COMPETITION.

Western sells its share of synthetic crude oil production to refineries in North America. These sales compete with the sales of both synthetic and conventional crude oil. There exist other suppliers of synthetic crude oil and there are several additional projects being contemplated. If undertaken and completed, these projects will result in a significant increase in the supply of synthetic crude oil to the market. In addition, not all refineries are able to process or refine synthetic crude oil. There can be no assurance that sufficient market demand will exist at all times to absorb Western's share of the Project's synthetic crude oil production.

WESTERN MAY NOT BE ABLE TO PRODUCE A HIGH VALUE SINGLE STREAM BLEND.

Western expects that within the near future it will be in a position to market a single stream blend of synthetic crude oil which has a greater value than the heavy and light streams to be marketed initially. There is a risk that Western will be unable to create a single stream with a higher value than the heavy and light streams. There is also a risk that the price per barrel from selling two synthetic crude oil streams and vacuum gas oil could be significantly less than the price per barrel from selling a single synthetic crude oil stream and vacuum gas oil.


FLUCTUATIONS IN THE US AND CANADIAN DOLLAR EXCHANGE RATE MAY CAUSE WESTERN'S OPERATING COSTS TO RISE.

Crude oil prices are generally based on a US dollar market price, while Western's operating costs are primarily denominated in Canadian dollars. Adverse fluctuations in the US and Canadian dollar exchange rate may cause Western's operating costs to rise in relation to Western's revenues. Western does not currently hedge against currency fluctuations and there can be no assurance that any hedging policy Western may adopt would be successful.


WESTERN COMPETES WITH LARGER COMPANIES AND ALTERNATIVE FUELS WHEN IT SELLS ITS SHARE OF THE PROJECT'S PRODUCTION.

The Canadian and international petroleum industry is highly competitive in all aspects, including the distribution and marketing of petroleum products. Western competes with established oil sands operators which have established operating histories and greater financial and other resources than Western. In addition, Western competes with other producers of synthetic crude oil blends and producers of conventional crude oil, including Shell and ChevronTexaco, some of whom have lower operating costs and many of whom have extensive marketing networks. The crude oil industry also competes with other industries and alternative energy sources in supplying energy, fuel and related products to consumers.

FEEDSTOCK SUPPLY FOR THE UPGRADER MAY NOT ALWAYS BE AVAILABLE.

The Upgrader will require certain additional feedstocks to produce its output. Western has entered into contracts for required feedstocks for terms of between one and five years. There can be no assurance that

                                      -28


feedstocks of the desired quality will be available on a timely basis after these contracts expire, at prices acceptable to Western, or at all. Unavailability of required feedstocks could have an adverse effect on the rate and quality of Upgrader output.


THE PROJECTIONS AND ASSUMPTIONS ABOUT WESTERN'S FUTURE PERFORMANCE MAY PROVE TO BE INACCURATE.

Western has limited historical operating results. Western's financing plan is based upon certain assumptions and financial projections regarding its share of revenues and of operating, maintenance and capital costs of the Project. These projections and assumptions may provide to be inaccurate.


DEBT LEVELS COULD LIMIT FUTURE FLEXIBILITY IN OBTAINING ADDITIONAL DEBT FINANCING AND IN PURSUING BUSINESS OPPORTUNITIES.

As at December 31, 2003, Western had approximately $914 million of debt (including obligations under the HMU lease). Western may also incur significant additional indebtedness for various purposes, including expansions. Western's debt level and restrictive covenants will have an important effect on its future operations.

In addition, Western's ability to make scheduled payments or to refinance its debt obligations will depend upon its financial and operating performance, which in turn, will depend upon prevailing industry and general economic conditions beyond Western's control. There can be no assurance that Western's operating performance, cash flow and capital resources will be sufficient to repay its debt in the future.


FINANCING ARRANGEMENTS CONTAIN COVENANTS LIMITING OUR DISCRETION TO OPERATE OUR BUSINESS.

Western's financing arrangements contain provisions that limit its discretion to operate its business. If Western fails to comply with the restrictions set forth in its current or future financing agreements, Western will be in default and the principal and accrued interest may become due and payable.


THE PROJECT MAY EXPERIENCE EQUIPMENT FAILURES FOR WHICH WESTERN DOES NOT HAVE SUFFICIENT INSURANCE.

The Upgrader processes large volumes of hydrocarbons at high pressure and temperatures in equipment with fine tolerances. Equipment failures could result in damage to the Extraction Plant and the Upgrader and liability to third parties against which Western may not be able to fully insure or may elect not to insure for various reasons, including high premium costs. Even with adequate insurance, delays in realizing on claims and replacing damaged equipment could adversely affect Western's operations and revenues.


HEDGING ACTIVITIES COULD RESULT IN LOSSES OR LIMIT THE BENEFIT OF CERTAIN COMMODITY PRICE INCREASES.

The nature of Western's operations results in exposure to fluctuations in commodity prices. Western has initiated a hedging program to use financial instruments and physical delivery contracts to hedge its exposure to these risks. When engaging in hedging Western will be exposed to credit-related losses in the event of non-performance by counterparties to the financial instruments. From time to time Western may enter into additional hedging activities in an effort to mitigate the potential impact of declining oil prices. These activities may consist of, but may not be limited to:

         o buying a price floor under which Western will receive a minimum price for its oil production;

         o buying a collar under which Western will receive a price within a specified range for its oil production;

         o        entering into fixed contracts for oil production; and

         o entering into a contract to fix the differential between the price for Western's outputs and either the West Texas Intermediate or the Edmonton Par crude oil pricing benchmarks.

If product prices increase above those levels specified in any future hedging agreements, Western could lose the cost of floors or ceilings or a fixed price could limit Western from receiving the full benefit of commodity price increases. In addition, by entering into these hedging activities, Western may suffer financial loss if it is unable to produce sufficient quantities of oil to fulfil its obligations.

Western may hedge its exposure to the costs of various inputs to the Project, such as natural gas or feedstocks. If the prices of these inputs falls below the levels specified in any future hedging agreements, Western could lose the cost of ceilings or a fixed price could limit Western from receiving the full benefit of commodity price decreases.


RESERVE AND RESOURCE ESTIMATES ARE UNCERTAIN.

There are numerous uncertainties inherent in estimating quantities of reserves and resources, including many factors beyond Western's control. Western's reserve and resource data represent estimates only. The usefulness of such estimates is highly dependent upon the accuracy of the assumptions on which they are based, the quality of the information available and the ability to compare such information against industry standards.

Fluctuations of oil prices may render the mining of oil sands reserves uneconomical. Other factors relating to the oil sands reserves, such as the need for orderly development of ore bodies or the processing of new or different grades of ore, may impair Western's profitability.

In general, estimates of economically recoverable bitumen reserves and the related future net pretax cash flows of the Project are based upon a number of variable factors and assumptions, such as:

         o historical production from similar properties which are owned by other operators;

         o        the assumed effects of regulation by governmental agencies;

         o        estimated future operating costs; and

         o        the availability of enhanced recovery techniques,

all of which may vary considerably from actual results of the Project.

There is no history of production from Western's properties. All such estimates are to some degree speculative, and classifications of reserves are only attempts to define the degree of speculation involved. Western's reserve figures have been determined based upon assumed oil prices and operating costs. For those reasons, estimates of the economically recoverable bitumen reserves attributable to any particular group of properties, classification of such reserves based on risk of recovery and estimates of future net revenues expected therefrom, prepared by different engineers or by the same engineers at different times, may vary substantially. Western's actual production, revenues, taxes and development and operating expenditures with respect to Western's reserves will vary from such estimates, and such variances could be material. Reserve estimates may require revision based on actual production experience.

INDEPENDENT REVIEWS MAY BE INACCURATE.

Although third parties have prepared reviews, reports and projections relating to the viability and expected performance of the Project, there can be no assurance that these reports, reviews and projections and the assumptions on which they are based will, over time, prove to be accurate.


SHELL AND CHEVRONTEXACO MAY NOT AGREE WITH WESTERN ON MATTERS RELATED TO THE PROJECT.

The Project is a joint venture among Shell, ChevronTexaco and Western. Future plans of the Project, including decisions related to levels of production, will depend on agreement among the Owners and will depend on the financial strength and views of Shell and ChevronTexaco. There can be no assurance that the Owners will agree on all matters relating to the Project.

Under the Joint Venture Agreement, ordinary resolutions of the Executive Committee may be passed without Western's consent and there can be no assurance that such resolutions may not adversely affect Western.

In addition, if Western's voting interest in any functional units falls below 15%, Western's consent will not be required for an extraordinary resolution of the Executive Committee relating to that functional unit and such resolutions may adversely effect Western.


SHELL AND CHEVRONTEXACO MAY NOT MEET THEIR OBLIGATIONS TO THE PROJECT.

Western is subject to the risk of non-payment by Shell or ChevronTexaco in meeting their payment obligations to the Project. To the extent any Owner does not meet its obligations to fund its costs in respect of the Joint Venture Agreement and related agreements, Western, together with any other performing Owners, would be required to fund those obligations.


IF WESTERN DEFAULTS ON ITS OBLIGATIONS UNDER THE JOINT VENTURE AGREEMENT, SHELL AND CHEVRONTEXACO WILL HAVE THE RIGHT TO PURCHASE WESTERN'S INTEREST IN THE JOINT VENTURE AT A DISCOUNT.

If Western fails to meet all or part of our obligations under the Joint Venture Agreement, including by failing to participate in any expansion of an existing mine which does not require an expansion of the Extraction Plant, Upgrader, major shared facilities or third party facilities (which expansions can be carried out pursuant to an ordinary resolution of the Executive Committee), the other Owners will have an option to purchase Western's entire ownership interest in the Joint Venture and related assets at a discount. The amount at which they could purchase Western's ownership interest would be equal to 80% of the capital costs incurred if default occurs prior to final completion, or 80% of fair market value if default occurs after final completion.


SHELL MAY NOT FULFIL ITS OBLIGATIONS TO WESTERN UNDER OUR LONG-TERM SALES CONTRACT.

Western expects to sell its share of vacuum gas oil produced by the Project to an affiliate of Shell on a long-term basis. Since a large portion of our revenues will be received from an affiliate of Shell, Western will have a concentration of credit risk. Furthermore, if the Shell affiliate does not have the capacity at the Scotford Refinery to physically process Western's share of vacuum gas oil produced by the Project after using its commercially reasonable efforts to maintain such capacity, it will not be required to purchase Western's share of vacuum gas oil until the Refinery regains such capacity. Modifications to the Scotford Refinery were undertaken to permit it to take the expected vacuum gas oil output. If the affiliate of Shell were to default on, or not be required to fulfil its obligations to Western, or if the Scotford Refinery is not capable of processing the vacuum gas oil, there can be no assurance that Western could sell its share of vacuum gas oil to other purchasers at a price equal to or greater than that provided for in its contract with the Shell affiliate, or at all.

Additionally, the price Western receives for products sold to the affiliate of Shell may vary depending on the characteristics of the products sold. To the extent the characteristics of the products fail to meet agreed upon specifications, the purchase price for such products will be adjusted downward. If the characteristics of the products are significantly below specifications the affiliate of Shell is entitled to reject such products. Downward adjustment of the purchase price or rejection of the products could have an adverse effect on Western's operations and revenues, and there can be no assurance that we could sell any rejected products elsewhere.


IF WESTERN DOES NOT PARTICIPATE IN CERTAIN EXPANSIONS, WESTERN WILL LOSE VOTING OR SIGNIFICANT EXPANSION RIGHTS.

If Western does not participate in expansions on the western portion of Lease 13, in certain circumstances Western's voting interest will be diluted and Western's consent will no longer be required for extraordinary resolutions of the Executive Committee. In addition, if Western does not participate in an expansion on the remainder of Lease 13 or Shell's Other Athabasca Leases, or if Western no longer has an ownership interest in each functional unit comprising the Project, Western will lose its right to participate in any further expansions, lose any rights to share in the resources contained on Leases 88 and 89 and Shell's Other Athabasca Leases and lose any rights to participate in an area of mutual interest with the other Owners. Shell and ChevronTexaco, have significantly greater capital resources than Western has. If the other Owners decide to undertake expansions, including expansions on the eastern portion of Lease 13 and on Leases 88 and 89, there can be no assurance that Western will be able to fund its share of the expansion. Western's participation would be subject to several conditions, including Western's satisfaction with feasibility studies and Western's access to the necessary capital resources.


IF WESTERN PARTICIPATES IN CERTAIN EXPANSIONS, THOSE EXPANSIONS WILL BE SUBJECT TO MANY OF THE SAME RISKS AS THE PROJECT.

Western may participate in expansions on the western portion of Lease 13, on the remainder of Lease 13 or on Shell's Other Athabasca Leases. The Owners are evaluating potential long-term development opportunities relating to resources contained within Lease 13 and on Shell's Other Athabasca Leases. If Western were to participate in any expansion, Western will require additional financing in order to fund its share of costs associated with an expansion. Additionally, Western's participation in expansions will be subject to many of the same risks as the Project.


WESTERN MAY NOT BE ABLE TO EFFECTIVELY MANAGE ITS GROWTH.

The Joint Venture Agreement permits participation in certain expansion opportunities. Participation in any expansion opportunities would significantly increase the demands on Western's management resources. Western may not be able to effectively manage these expansions, and any failure to do so could have a material adverse effect on Western's business, financial condition or results of operations.


THE PROJECT MAY NOT BE ABLE TO HIRE AND RETAIN THE SKILLED EMPLOYEES IT
REQUIRES.

The Project requires experienced employees with particular areas of expertise. There are other oil sands and other industrial projects and expansions in Alberta that compete with the Project for skilled employees, and such competition may result in increases to the compensation paid to such employees. The Project has already incurred increased costs as a result of such competition and decreases in productivity. There can be no assurances that all of the required employees with the necessary expertise will be available.

VARIOUS HAZARDS INHERENT IN WESTERN'S OPERATIONS COULD RESULT IN LOSS OF EQUIPMENT OR LIFE.

The operation of the Project is subject to the customary hazards of mining, extracting, transporting and processing hydrocarbons, including the risk of catastrophic events such as fire, earthquake, storms or explosions. A casualty occurrence might result in the loss of equipment or life, as well as injury or property damage. Western does not carry insurance with respect to all casualty occurrences and disruptions. There is no assurance that Western's insurance will be sufficient to cover any such casualty occurrences or disruptions, including with respect to the damage caused by the fire at the Mine. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on the Project and on Western's business, financial condition and results of operations.


THE ABANDONMENT AND RECLAMATION COSTS RELATING TO THE PROJECT MAY BE HIGHER THAN ANTICIPATED.

Western will be responsible for compliance with terms and conditions set forth in the environmental and regulatory approvals for the Project and all present and future laws and regulations regarding the decommissioning and abandonment of the Project and the reclamation of its lands. The costs related to these activities may be substantially higher than anticipated. It is not possible to accurately predict these costs since they will be a function of regulatory requirements at the time and the value of the equipment salvaged. In addition, to the extent Western does not meet the minimum credit rating required under the Joint Venture Agreement, Western must establish and fund a reclamation trust fund. Western currently does not hold the minimum credit rating. Even if Western does hold the minimum credit rating, in the future Western may determine that it is prudent or that Western is required by applicable laws or regulations to establish and fund one or more additional funds to provide for payment of future decommissioning, abandonment and reclamation costs. Even if Western concludes that the establishment of such a fund is prudent or required, Western may lack the financial resources to do so. Western may also be required by future regulatory requirements to establish a fund or place funds in trust with regulators for the decommissioning and abandonment of the Project and the reclamation of its lands.


THE PROJECT MAY FAIL TO COMPLY WITH VARIOUS ENVIRONMENTAL APPROVALS WHICH MAY EITHER CAUSE THE WITHDRAWAL OF THESE APPROVALS OR IMPOSE OTHER COSTS.

The operation and decommissioning of the Project and reclamation of the Project's lands are conditional upon various environmental and regulatory approvals issued by governmental authorities. Further, the operation and decommissioning of the Project and reclamation of the Project's lands will be subject to approvals and present and future laws and regulations relating to environmental protection and operational safety. Risks of substantial costs and liabilities are inherent in oil sands operations, and there can be no assurance that substantial costs and liabilities will not be incurred or that the Project will be permitted by regulators to carry on its operations. Other developments, such as increasingly strict environmental and safety laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the Project's operations, could also result in substantial costs and liabilities to Western, delays in operations or abandonment of the Project.

Canada is a signatory to the United Nations Framework Convention on Climate Change and has ratified the Kyoto Protocol established thereunder to set legally binding targets to reduce nation-wide emissions of carbon dioxide, methane, nitrous oxide and other so-called "greenhouse gases". The Project will be a significant producer of some greenhouse gases covered by the treaty. The Government of Canada has put forward a Climate Change Plan for Canada which suggests further legislation will set greenhouse gases emission reduction requirements for various industrial activities, including oil and gas production. Future federal legislation, together with existing provincial emission reduction legislation, such as in Alberta's CLIMATE CHANGE AND EMISSIONS MANAGEMENT ACT, may require the reduction of emissions and/or emissions intensity from the Project. The direct or indirect costs of such legislation may adversely affect the Project. There can be no assurance that future environmental approvals, laws or regulations will not adversely impact the Owners' ability to operate the Project or increase or maintain production or will not increase unit costs of production. Equipment from suppliers that can meet future emission standards or other environmental requirements may not be available on an economic basis, or at all, and other methods of reducing emissions to required levels may significantly increase operating costs or reduce output.


CHANGES IN GOVERNMENT REGULATION OF WESTERN'S OPERATIONS MAY HARM WESTERN.

Western's mining, extraction and upgrading operations and the operations of third-party contractors are subject to extensive Canadian federal, provincial and local laws and regulations governing exploration, development, transportation, production, exports, labor standards, occupational health, waste disposal, protection and remediation of the environment, mine safety, hazardous materials, toxic substances and other matters. Amendments to current laws and regulations and the introduction of new laws and regulations governing operations and activities of mining corporations and more stringent application of such laws and regulations are actively considered from time to time and could affect the viability of the Project.

There can be no assurance that the various government licenses and approvals or amendments thereto that from time to time may be sought will be granted to the Project at all or with conditions satisfactory to Western or, if granted, will not be cancelled or will be renewed upon expiry or that income tax laws and government incentive programs relating to the Project, and the mining, oil sands and oil and gas industries generally, will not be changed in a manner which may adversely affect Western.

Currently, Western benefits from a favourable royalty regime; however, there can be no assurance that this royalty regime will not change in a manner that would adversely affect Western.

Lease 13 is subject to the OIL SANDS TENURE REGULATION (Alberta) which was introduced in 2000. This legislation deems Lease 13 to continue beyond its primary term to the extent that the lessee has attained the minimum level of evaluation of the oil sands in Lease 13 or Lease 13 is producing. There can be no assurance that the Owners will be able to comply with the requirements of the OIL SANDS TENURE REGULATION (Alberta). In addition, the Minister, in certain circumstances, may change the designation of any lease subject to the legislation and provide notice requiring the Owners to commence production or recovery of, or to increase existing production or recovery of bitumen or other oil sands products within the time specified in such notice. There can be no assurance that if such a notice is given, the Owners will be able to comply with its terms to maintain Lease 13. Additionally, the OIL SANDS TENURE REGULATION (Alberta) expires on December 1, 2008 and, if such legislation is not renewed in its present or similarly favourable form, the status of Lease 13 may be in question.


ABORIGINAL PEOPLES MAY MAKE CLAIMS AGAINST WESTERN OR THE PROJECT REGARDING THE LANDS ON WHICH THE PROJECT IS LOCATED.

Aboriginal peoples have claimed aboriginal title and rights to a substantial portion of western Canada. Certain aboriginal peoples have filed a claim against the Government of Canada, certain governmental entities and the City of Fort McMurray, Alberta claiming, among other things, that the plaintiffs have aboriginal title to large areas of lands surrounding Fort McMurray, including the lands on which the Project and most of the other oil sands operations in Alberta are located. Such claims, if successful, could have an adverse effect on the Project.

                          TRANSFER AGENTS AND REGISTRAR

Valiant Trust Company at its principal office in Calgary, Alberta is the transfer agent and registrar of the Common Shares of the Corporation and Equity Transfer Services Inc. at its principal office in Toronto, Ontario is the co-agent and registrar of the Common Shares of the Corporation.

                               INTEREST OF EXPERTS

NorWest, independent mining consultants to the Corporation, prepared the NorWest Report and GLJ, independent petroleum consultants to the Corporation, prepared the GLJ Report, both referenced herein. As at the date of the respective reports, the principals of each of Norwest and GLJ, as respective groups, owned beneficially, directly or indirectly, less than 1% of the outstanding Common Shares. Neither Norwest nor GLJ received or will receive any interest, direct or indirect, in any securities or other property of Western or its affiliates in connection with the preparation of its report.

                             ADDITIONAL INFORMATION

Additional information relating to the Corporation may be found on SEDAR at www.sedar.com. The Corporation, upon request to the Chief Financial Officer of the Corporation, will provide to any person or company:

         (a) when the securities of the Corporation are in the course of a distribution under a preliminary short form prospectus or a short form prospectus,

                  (i) one copy of the Annual Information Form of the Corporation, together with one copy of any document, or the pertinent pages of any document, incorporated by reference in the Annual Information Form,

                  (ii) one copy of the comparative financial statements of the Corporation for its most recently completed financial year for which financial statements have been filed together with the accompanying report of the auditor and one copy of the most recent interim financial statements of the Corporation that have been filed, if any, for any period after the end of its most recently completed financial year,

                  (iii) one copy of the information circular of the Corporation in respect of its most recent annual meeting of shareholders that involved the election of directors,

                  (iv) one copy of any other documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not required to be provided under clauses (i), (ii) or
                           (iii); or

         (b) at any other time, one copy of any documents referred to in clauses (a)(i), (ii) and (iii), provided that the Corporation may require the payment of a reasonable charge if the request is made by a person or company who is not a security holder of the Corporation.

Additional information including directors' and officers' remuneration and indebtedness, principal holders of the Corporation's securities, options to purchase securities and interests of insiders in material transactions, if applicable, is contained in the Corporation's information circular for its most recent annual meeting of shareholders that involved the election of directors, and additional financial information is provided in the Corporation's comparative financial statements for its most recently completed financial year.

                                    GLOSSARY

IN THIS ANNUAL INFORMATION FORM, THE FOLLOWING TERMS SHALL HAVE THE MEANINGS SET FORTH BELOW, UNLESS OTHERWISE INDICATED:



"ALBIAN" Albian Sands Energy Inc., a corporation owned by the Owners in proportion to their ownership interest, which was incorporated for the purposes of acting as the operator of the Mine and the Extraction Plant;

"ATCO"  ATCO Power Canada Limited;

"BBLS"  Barrels.  One barrel equals 0.15891 cubic metres at 15(0)Celsius;

"CHEVRONTEXACO"  Chevron Canada Limited;

"COMMON SHARES"  The Class A shares of Western;

"DOW" Dow Chemicals Canada Inc.;

"EXECUTIVE COMMITTEE" The executive committee appointed under the Joint Venture Agreement which has the responsibility for managing the Project and which is comprised of two representatives of each of the Owners;

"EXTRACTION PLANT" The extraction facilities to be constructed on the western portion of Lease 13 which are designed to separate crude bitumen from the oil sands and process such crude bitumen so that it may be transported by pipeline to the Scotford Upgrader;

"EXTRACTION PLANT START-UP" That time when the Extraction Plant has operated at not less than 85% of its design capacity for a period of 30 consecutive days and any construction deficiencies and defects have been rectified to the satisfaction of the Owners;

"GLJ" Gilbert Laustsen Jung Associates Ltd., independent petroleum consultants;

"GLJ REPORT" The report prepared by GLJ dated March 26, 2004 evaluating the reserves attributable to Western as of December 31, 2003;

"HMU" The hydrogen manufacturing unit which will supply hydrogen to the Upgrader;

"JOINT VENTURE" The unincorporated joint venture created by the Owners pursuant to the Joint Venture Agreement to undertake the Project;

"JOINT VENTURE AGREEMENT" or "JVA" The Joint Venture Agreement dated December 6, 1999, among the Owners, as amended;

"LEASE 13" Bituminous Sands Lease No. 7277080T13 and all renewals, extensions, replacements and amendments thereto, granted to Shell by the Government of Alberta, and transferred to Albian Sands Energy Inc., the western portion of which is the site for the mining and extraction operations of the Project;

"MM$"  Millions of dollars and "M$" thousands of dollars;

"MMBBLS"  Millions of barrels;

"MINE" The open pit mine to be constructed on the western portion of Lease 13 and all equipment, machinery, vehicles and facilities used in connection therewith;

"NON-VOTING CONVERTIBLE EQUITY SHARES" The non-voting convertible Class B equity shares of Western each convertible into one Common Share in certain circumstances subject to adjustment, at no additional cost;

"NORWEST"  NorWest Mine Services Inc., independent mining consultants;

"NORWEST REPORT" The report prepared by NorWest dated January 18, 2000 and confirmed by a further report dated March 6, 2001 that considered additional exploration data and geological information acquired after August 1, 1999;

"NOTES" Senior secured notes of Western bearing interest at a rate of 8.375% per annum and maturing on May 1, 2012;

"OWNERS" The owners of undivided ownership interests in the Project which include Shell, as to a 60% undivided ownership interest, ChevronTexaco, as to a 20% undivided ownership interest, and Western, as to a 20% undivided ownership interest;

"PROJECT" The design and construction of facilities and implementation of operations of the Mine, the Extraction Plant, the Upgrader and all other facilities necessary to mine, extract, transport and upgrade crude bitumen from the oil sands deposits on the western portion of Lease 13;

"PROJECT START-UP" That time when the main Project facilities have operated at not less than 85% of their design capacity for a period of 30 consecutive days and any construction deficiencies and defects have been rectified to the satisfaction of the Owners;

"SCOTFORD REFINERY" The oil refinery owned by Shell Products Canada Limited which is located near Fort Saskatchewan, Alberta and which is adjacent to the location of the Scotford Upgrader;

"SCOTFORD UPGRADER" or "UPGRADER" The oil sands bitumen upgrader which will process diluted bitumen product from the Extraction Plant to produce refinery feed stocks for sale to Shell Products Canada Limited at the Scotford Refinery and synthetic crude oil for shipment to other North American refineries;

"SENIOR CREDIT FACILITY" The credit facility between the Corporation and certain lending institutions which, prior to repayment, provided a portion of the capital costs of the Project and which facility also included debt service and cost overrun facilities;

"SHELL"  Shell Canada Limited; and

"SHELL'S OTHER ATHABASCA LEASES" Alberta Crown Oil Sands Lease Nos. 7288080T88, 7288080T89, 7288080T90, 7280050T26, 7281010T93, 7281030T53, 7281030T45,
7280080T28 and all renewals, extensions, replacements and amendments in respect of same, granted to Shell by the Government of Alberta.

                                   APPENDIX A



                             REPORT ON RESERVES DATA

                                       BY

                         INDEPENDENT QUALIFIED RESERVES

                              EVALUATOR OR AUDITOR



To the board of directors of Western Oil Sands Inc. (the "Corporation"):

1. We have prepared an evaluation of the Corporation's reserves data as at December 31, 2003. The reserves data consist of the following:

         (a)       (i)   proved and proved plus probable oil and gas reserves
                         estimated as at December 31, 2003, using forecast prices and costs; and

                  (ii)   the related estimated future net revenue; and

         (b)       (i)   proved oil and gas reserves estimated as at December
                         31, 2003, using constant prices and costs; and

                  (ii)   the related estimated future net revenue.

2. The reserves data are the responsibility of the Corporation's management. Our responsibility is to express an opinion on the reserves data based on our evaluation.

         We carried out our evaluation in accordance with standards set out in the Canadian Oil and Gas Evaluation Handbook (the "COGE Handbook") prepared jointly by the Society of Petroleum Evaluation Engineers (Calgary Chapter) and the Canadian Institute of Mining, Metallurgy & Petroleum (Petroleum Society).

3. Those standards require that we plan and perform an evaluation to obtain reasonable assurance as to whether the reserves data are free of material misstatement. An evaluation also includes assessing whether the reserves data are in accordance with principles and definitions in the COGE Handbook.

4. The following table sets forth the estimated future net revenue (before deduction of income taxes) attributed to proved plus probable reserves, estimated using forecast prices and costs and calculated using a discount rate of 10 percent, included in the reserves data of the Corporation evaluated by us for the year ended December 31, 2003, and identifies the respective portions thereof that we have audited, evaluated and reviewed and reported on to the Corporation's board of directors:

                                     Location of
                                       Reserves
              Description and        (Country or             Net Present Value of Future Net Revenue
            Preparation Date of        Foreign               (before income taxes, 10% discount rate)
                 Evaluation           Geographic     -------------------------------------------------------
                   Report                Area)       AUDITED       EVALUATED      REVIEWED         TOTAL
                -----------          -----------     -------       ---------      --------         -----
               March 23, 2004           Canada          0         1,604.8 MM$        0         1,604.8 MM$


5. In our opinion, the reserves data respectively evaluated by us have, in all material respects, been determined and are in accordance with the COGE Handbook.

6. We have no responsibility to update this evaluation for events and circumstances occurring after the preparation dates.

7. Because the reserves data are based on judgements regarding future events, actual results will vary and the variations may be material.



Executed as to our report referred to above:



Gilbert Laustsen Jung Associates Ltd.,                    Dated   March 26, 2004
Calgary, Alberta, Canada                                          --------------



ORIGINALLY SIGNED BY
--------------------

James H. Willmon, P. Eng.

Vice-President

                                   APPENDIX B

           REPORT OF MANAGEMENT ON RESERVES DATA AND OTHER INFORMATION


         Management of Western Oil Sands Inc. (the "Corporation") are responsible for the preparation and disclosure of information with respect to the Corporation's oil and gas activities in accordance with securities regulatory requirements. This information includes reserves data, which consist of the following:

         (a)       (i)     proved and proved plus probable oil and gas reserves
                           estimated as at December 31, 2003 using forecast prices and costs; and

                  (ii)     the related estimated future net revenue; and

         (b)       (i)     proved oil and gas reserves estimated as at December
                           31, 2003 using constant prices and costs; and

                  (ii)     the related estimated future net revenue.

         An independent qualified reserves evaluator has evaluated the Corporation's reserves data. The report of the independent qualified reserves evaluator is presented in Appendix A to this Annual Information Form.

         The Audit Committee of the Board of Directors of the Corporation has

         (a) reviewed the Corporation's procedures for providing information to the independent qualified reserves evaluator;

         (b) met with the independent qualified reserves evaluator to determine whether any restrictions affected the ability of the independent qualified reserves evaluator to report without reservation; and

         (c) reviewed the reserves data with management and the independent qualified reserves evaluator.

         The Audit Committee of the Board of Directors has reviewed the Corporation's procedures for assembling and reporting other information associated with oil and gas activities and has reviewed that information with management. The Board of Directors has, on the recommendation of the Audit Committee, approved

         (a) the content and filing with securities regulatory authorities of the reserves data and other oil and gas information;

         (b) the filing of the report of the independent qualified reserves evaluator on the reserves data; and

         (c)      the content and filing of this report.

Because the reserves data are based on judgements regarding future events, actual results will vary and the variations may be material.

(signed) Guy J. Turcotte, President and Chief Executive Officer

(signed) John Frangos, Executive Vice President and Chief Operating Officer

(signed)Robert G. Puchniak,, Director

(signed) Mac H. Van Wielingen, Director

April 27, 2004